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                                                                       EXHIBIT B

                                                                 EXECUTION COPY



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                              AGREEMENT AND PLAN OF

                                     MERGER

                                      AMONG

                       AMERICAN INTERNATIONAL GROUP, INC.,

                         ENGINE ACQUISITION CORPORATION

                                       AND

                                 HSB GROUP, INC.

                           DATED AS OF AUGUST 17, 2000






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



                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----


                                    ARTICLE 1

                                 PLAN OF MERGER
        1.1    The Merger.........................................................2
        1.2    Conversion of Shares...............................................3
        1.3    Exchange of Certificates...........................................5
        1.4    Dividends..........................................................6
        1.5    Termination of Exchange Fund.......................................7
        1.6    Investment of Exchange Fund........................................7
        1.7    Lost Certificates..................................................7
        1.8    Withholding Rights.................................................7

                                    ARTICLE 2

                                     CLOSING

        2.1    Time and Place of Closing..........................................8

                                    ARTICLE 3

                   REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        3.1    Organization, Good Standing and Power..............................8
        3.2    Capitalization....................................................10
        3.3    Subsidiaries......................................................11
        3.4    Authority; Enforceability.........................................12
        3.5    Non-Contravention; Consents.......................................12
        3.6    SEC Documents; GAAP Financial Statements..........................14
        3.7    Statutory Statements..............................................15
        3.8    Absence of Certain Changes or Events..............................16
        3.9    Taxes and Tax Returns.............................................17
        3.10   Litigation........................................................19
        3.11   Contracts and Commitments.........................................20
        3.12   Registration Statement, Etc.......................................20
        3.13   Employee Benefit Plans............................................21
        3.14   Collective Bargaining; Labor Disputes; Compliance.................24
        3.15   No Violation of Law...............................................24
        3.16   Environmental Matters.............................................26

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
        3.17   Fairness Opinion; Board Recommendation............................28
        3.18   Brokers and Finders...............................................28
        3.19   Takeover Statutes; Rights Agreement...............................28
        3.20   Voting Requirements...............................................29
        3.21   Intellectual Property.............................................29
        3.22   Insurance Matters.................................................30
        3.23   Investment Company................................................33
        3.24   Insurance.........................................................33
        3.25   Transactions with Affiliates......................................33
        3.26   Agents and Brokers................................................33
        3.27   Threats of Cancellation...........................................34
        3.28   Risk-Based Capital; IRIS Ratios...................................34
        3.29   Company Investment Assets.........................................34
        3.30   Surplus Relief Agreements.........................................34

                                    ARTICLE 4

                        REPRESENTATIONS AND WARRANTIES OF
                              PARENT AND MERGER SUB

        4.1    Organization, Good Standing and Power.............................35
        4.2    Capitalization....................................................35
        4.3    Authority; Enforceability.........................................36
        4.4    Non-Contravention; Consents.......................................36
        4.5    SEC Documents; GAAP Financial Statements..........................37
        4.6    Absence of Certain Changes or Events..............................38
        4.7    Registration Statement, Etc.......................................38
        4.8    Brokers and Finders...............................................39
        4.9    Interim Operations of Merger Sub..................................39
        4.10   Tax-Free Reorganization...........................................39
        4.11   Headquarters......................................................39

                                    ARTICLE 5

                        CONDUCT AND TRANSACTIONS PRIOR TO
                        EFFECTIVE TIME; CERTAIN COVENANTS

        5.1    Access and Information............................................40
        5.2    Conduct of Business Pending Merger................................40
        5.3    No Solicitations..................................................44
        5.4    Fiduciary Duties..................................................46
        5.5    Certain Fees......................................................46
        5.6    Takeover Statutes.................................................47

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
        5.7    Consents..........................................................47
        5.8    Further Assurances................................................48
        5.9    New York Stock Exchange Listing...................................49
        5.10   Registration Statement; Stockholder Approvals.....................49
        5.11   Expenses..........................................................50
        5.12   Press Releases....................................................50
        5.13   Indemnification of Officers and Directors.........................50
        5.14   Tax Treatment.....................................................52
        5.15   Employee Benefits.................................................52
        5.16   Rule 145..........................................................54
        5.17   Stock Options and Other Incentive Programs........................55
        5.18   Other Actions by the Company and Parent...........................56

                                    ARTICLE 6

                         CONDITIONS PRECEDENT TO MERGER

        6.1    Conditions to Each Party's Obligations............................57
        6.2    Conditions to Obligations of the Company..........................57
        6.3    Conditions to Obligations of Parent...............................59


                                    ARTICLE 7

                     TERMINATION AND ABANDONMENT OF THE MERGER

        7.1    Termination.......................................................61
        7.2    Effect of Termination and Abandonment.............................63


                                    ARTICLE 8

                               GENERAL PROVISIONS

        8.1    Non-Survival......................................................63
        8.2    Notices...........................................................63
        8.3    Entire Agreement..................................................64
        8.4    Waivers and Amendments; Non-Contractual Remedies; Preservation
               of Remedies.......................................................65
        8.5    Governing Law.....................................................65
        8.6    Waiver of Jury Trial..............................................65
        8.7    Binding Effect; Assignment........................................66
        8.8    Interpretation....................................................66
        8.9    No Third-Party Beneficiaries......................................66
        8.10   Counterparts......................................................67
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
        8.11   Severability......................................................67



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                          AGREEMENT AND PLAN OF MERGER


        AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of August 17, 2000 by and among American International Group, Inc., a Delaware corporation ("Parent"), Engine Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and HSB Group, Inc., a Connecticut corporation (the "Company").

        WHEREAS, Parent and the Company have determined that it would be in their respective best interests and in the interests of their respective stockholders to effect the transactions contemplated by this Agreement;

        WHEREAS, in furtherance thereof, the respective Boards of Directors of Parent, the Company and Merger Sub have approved the merger of the Company with and into Merger Sub (the "Merger"), upon the terms and subject to the condi tions of this Agreement;

        WHEREAS, for federal income tax purposes, it is intended that the Merger shall qua1ify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement is intended to be and is adopted as a plan of reorganization;

        WHEREAS, contemporaneously with the execution and delivery of this Agreement, as a condition and inducement to Parent's and Merger Sub's willingness to enter into this Agreement, the Company is entering into a stock option agreement with Parent (the "Stock Option Agreement"), pursuant to which the Company has granted to Parent an option to purchase shares of Company Common Stock (as defined in Section 1.2) under the terms and conditions set forth in the Stock Option Agreement;

        NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

                                    ARTICLE 1

                                 PLAN OF MERGER

        1.1    The Merger.

               (a) Upon the terms and subject to the conditions of this Agree ment, at the Effective Time (as defined herein) and in accordance with the provisions of this Agreement, the Connecticut Business Corporation Act (the "CBCA") and the Delaware General Corporation Law ("DGCL"), the Company shall be merged with and into Merger Sub, with Merger Sub as the surviving corporation (sometimes referred to hereinafter as the "Surviving Corporation") in the Merger, and the separate corporate existence of the Company shall cease. Subject to the provisions of this Agreement, a certificate of merger complying with Section 33-819 of the CBCA shall be duly prepared, executed and filed with the Secretary of State of the State of Connecticut as provided in the CBCA (the "Connecticut Certificate of Merger") and a certificate of merger complying with
Section 252 of the DGCL shall be duly prepared, executed, acknowledged and filed with the Secretary of State of Delaware as provided in the DGCL (the "Delaware Certificate of Merger"), in each case on the Closing Date (as defined in Section 2.1). The Merger shall become effective on the date and at the time at which the last of the following actions shall have been completed: (i) the Connecticut Certificate of Merger has been duly filed with the Secretary of State of Connecticut and (ii) the Delaware Certificate of Merger has been duly filed with the Secretary of State of Delaware (the "Effective Time").

               (b) From and after the Effective Time, the Merger shall have all the effects set forth in the CBCA and the DGCL. Without limiting the generality of the foregoing, and subject thereto, by virtue of the Merger and in accordance with the CBCA and the DGCL, all of the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

               (c) The Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time until thereafter amended in accordance with the provisions thereof and the DGCL; provided that such Certificate of Incorporation shall be amended to change the name of the Surviving Corporation to the name of the Company.

               (d) The by-laws of the Surviving Corporation shall be the by-laws of Merger Sub in effect immediately prior to the Effective Time until altered, amended or repealed as provided therein or in the Certificate of Incorporation of the


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Surviving Corporation and the DGCL, provided that such by-laws shall be amended to change the name of the Surviving Corporation to the name of the Company.

               (e) The officers of the Company and the directors of Merger Sub immediately prior to the Effective Time, respectively, shall be the initial officers and directors of the Surviving Corporation, respectively, until their respective successors are duly elected and qualified.

        1.2 Conversion of Shares. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

               (a) Each share of capital stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation, and the Surviving Corporation shall be a wholly owned subsidiary of Parent.

               (b) All shares of common stock, no par value per share, of the Company ("Company Common Stock"), including each attached right (a "Company Right") issued pursuant to the Rights Agreement dated as of November 28, 1998 between the Company and BankBoston, N.A. (the "Company Rights Agreement"), that are owned by the Company or by any direct or indirect subsidiary of the Company (other than shares held in the investment portfolio of a direct or indirect subsidiary of the Company) and any shares of Company Common Stock owned by Parent, Merger Sub or any other direct or indirect subsidiary of Parent (other than shares held in the investment portfolio of a direct or indirect subsidiary of Parent) shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and retired and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor.

               (c) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, including any attached Company Right (other than Dissenting Shares (as defined in Section 1.2(e)) and shares of Company Common Stock canceled in accordance with Section 1.2(b)), shall be converted into, and become exchangeable for, that portion of a share of Common Stock, par value $2.50 per share, of Parent ("Parent Common Stock") equal to the lesser of (i) .4683 (the "Maximum Exchange Ratio") and (ii) the amount (the "Closing Price Exchange Ratio") derived by dividing $41.00 by the average of the closing prices per share of Parent Common Stock as reported on the NYSE composite transactions reporting system (as reported in the New York City edition of The Wall Street Journal) for each of the 10 consecutive trading days in the period ending five trading days prior to the Closing Date (as defined in Section 2.1) (the "Base Period Stock Price"); provided, however, if the Maximum Exchange Ratio is less than the Closing Price Exchange Ratio, Parent shall elect either (i) in addition to the issuance of a portion of a share of Parent Company Common Stock equal to the


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Maximum Exchange Ratio, to pay a cash amount equal to the Per Share Cash Top-
Up Amount or (ii) (x) to increase the Maximum Exchange Ratio (the "Adjusted Maximum Exchange Ratio") such that the product of the Adjusted Maximum Exchange Ratio times the Base Period Stock Price (the "Product") equals or is less than $41.00 and (y) if the Product is less than $41.00 pay a cash amount equal to the difference between $41.00 and such Product. The portion of a share of Parent Common Stock exchanged and, if applicable, the cash amount paid for each share of Company Common Stock pursuant to this Section 1.2(c) shall be referred to as the "Merger Consideration".

               For purposes of this Section 1.2(c) "Per Share Cash Top-Up Amount" means the greater of (i) $0 and (ii) (x) $41.00 minus (y) the product of (A) the Base Period Stock Price and (B) the Maximum Exchange Ratio. Prior to the Closing, Parent will notify the Exchange Agent, if applicable, of the Adjusted Maximum Exchange Ratio and any Per Share Cash Top-Up Amount or the Closing Price Exchange Ratio.

               (d) In the event that, subsequent to the date hereof but prior to the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock, respectively, shall have been changed into a different number of shares or a different class as a result of a stock-split, reverse stock split, stock divi dend, subdivision, reclassification, combination, exchange, recapitalization or other similar transaction, the Merger Consideration shall be appropriately adjusted to pro vide holders of Company Common Stock with the same economic effect as contemplated by this Agreement.

               (e) Each outstanding share of Company Common Stock, including any attached Company Right, the holder of which has perfected his right to dissent under applicable Law (as defined in Section 3.15(b)) and has not effectively withdrawn or lost such right as of the Effective Time (the "Dissenting Shares") shall not be converted into or represent a right to receive the Merger Consideration, and the holder thereof shall be entitled only to such rights as are granted by applicable Law; provided, however, that any Dissenting Share held by a person at the Effective Time who shall, after the Effective Time, withdraw the demand for payment for shares or lose the right to payment for shares, in either case pursuant to the CBCA, shall be deemed to be converted into, as of the Effective Time, the right to receive Merger Consideration pursuant to Section 1.2(c). The Company shall give Parent (i) prompt notice upon receipt by the Company of any such written demands for payment of the fair value of such shares of Company Common Stock and of attempted withdrawals of such notice and any other instruments provided pursuant to applicable Law and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the CBCA. Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation. The Company shall not, except with the prior written consent of Parent, offer to settle or settle any such demands or approve any withdrawal of any such demands.

        1.3    Exchange of Certificates.

               (a) From time to time after the Effective Time, Parent shall when and as required make available to a bank or trust company designated by Parent and reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article 1 through the Exchange Agent, certificates representing the shares of Parent Common Stock and cash sufficient to pay the aggregate Merger Consideration (such shares of Parent Common Stock and cash, if any, together with any dividends or distributions with respect thereto made available by Parent in accordance with this Section 1.3, being hereinafter referred to as the "Exchange Fund"). Certificates (as defined herein) shall be surrendered and exchanged as follows:

                      (i) As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to each holder of record of a certificate representing shares of Company Common Stock (a "Certificate"), whose shares of Company Common Stock were converted into the right to receive Merger Consideration, (x) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Exchange Agent and will be in such form and have such other provisions as Parent and the Company may specify consistent with this Agreement) and (y) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and any unpaid dividends and other distributions.

                      (ii) At the Effective Time, and upon surrender in accordance with Section 1.3(a)(i) of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent and the Company, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate will be entitled to receive in exchange therefor the Merger Consideration and any unpaid dividends or other distributions that such holder has the right to receive pursuant to the provisions of this Article 1, and the Certificate so surrendered will forthwith be canceled. No interest will be paid or accrue on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of shares of Company Common Stock that are not registered in the transfer records of the Company, payment may be issued to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate is properly endorsed or otherwise in proper form for transfer and the person requesting such issuance pays any transfer or other Taxes (as defined in Section 3.9) required by reason of such payment to a person other than the registered holder of such Certificate or establishes to the satisfaction of the Exchange Agent that such Tax has been paid or is not applicable. Until surrendered as contemplated by


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        this Section 1.3, each Certificate (other than a Certificate representing shares of Company Common Stock to be canceled in accordance with Section 1.2(b) and other than Dissenting Shares) will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration and any unpaid dividends or other distributions that the holder thereof has the right to receive in respect of such Certificate pursuant to the provisions of this Article 1.

               (b) No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights as a stockholder of Parent. All fractional shares of Parent Common Stock that a holder of Company Common Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated, and, if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash (without interest) determined by multiplying (i) the fractional share interest to which such holder would otherwise be entitled by (ii) the Base Period Stock Price. No such cash in lieu of fractional shares of Parent Common Stock shall be paid to any holder of Company Common Stock until Certificates are surrendered and exchanged in accordance with Section 1.3(a).

               (c) The Merger Consideration paid upon the surrender for ex change of Certificates in accordance with the terms of this Article 1 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates, subject, however, to any obligation of Parent or the Surviving Corporation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been authorized or made with respect to shares of Company Common Stock which remain unpaid or unsatisfied at the Effective Time, and there shall be no further registration from and after the Effective Time of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock which were out standing immediately prior to the Effective Time. If, after the Effective Time, Certi ficates are presented to Parent, the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this
Section 1.3, ex cept as otherwise provided by applicable Law.

        1.4 Dividends. All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares of Parent Common Stock issuable pursuant to this Agreement. No dividends or other distributions that are declared or made after the Effective Time with respect to Parent Common Stock payable to holders of record thereof after the Effective Time shall be paid to a Company stockholder entitled to receive certificates representing Parent


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Common Stock until such stockholder has properly surrendered such stockholders'
Certificates. Upon such surrender, there shall be paid to the stockholder in whose name the certificates representing such Parent Common Stock shall be issued any dividends with a record date at or after the Effective Time which shall have become payable with respect to such Parent Common Stock between the Effective Time and the time of such surrender, without interest. After such surrender, there shall also be paid to the stockholder in whose name the certificates representing such Parent Common Stock shall be issued any dividend on such Parent Common Stock that shall have a record date subsequent to the Effective Time and prior to such surrender and a payment date after such surrender; provided that such dividend payments shall be made on such payment dates. In no event shall the stockholders entitled to receive such dividends be entitled to receive interest on such dividends.

        1.5 Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered by the Exchange Agent to Parent, and any holders of the Certificates who have not theretofore complied with this
Article 1 shall thereafter look only to Parent for payment of their claim for any Merger Consideration and, if applicable, any unpaid dividends or other distributions which such holder may be due, subject to applicable Law. None of Parent, the Surviving Corporation or the Exchange Agent shall be liable to any Person (as defined herein) in respect of any such shares of Parent Common Stock or funds from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. As used in this Agreement, "Person" shall mean any natural person, corporation, general or limited partnership, limited liability company, joint venture, trust, association or entity of any kind.

        1.6 Investment of Exchange Fund. The Exchange Agent will invest any cash included in the Exchange Fund, as directed by Parent. Any interest and other income resulting from such investments will be paid to Parent.

        1.7 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting of a reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and, if applicable, any unpaid dividends or distributions on shares of Parent Common Stock deliverable in respect thereof, in each case pursuant to this Agreement.

        1.8 Withholding Rights. The Surviving Corporation or the Parent, as the case may be, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such amounts withheld shall be treated for purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by the Surviving Corporation or Parent as the case may be.


                                   ARTICLE 2

                                    CLOSING

        2.1 Time and Place of Closing. Unless otherwise mutually agreed upon in writing by Parent and the Company, the closing of the Merger (the "Closing") will be held at 10:00 a.m., local time, on the first business day following the date that all of the conditions precedent specified in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) have been satisfied or waived by the party or parties permitted to do so (such date being referred to hereinafter as the "Closing Date"). The place of Closing shall be at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York, or at such other place as may be agreed between Parent and the Company.


                                    ARTICLE 3

                   REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as disclosed in the Company's Form 10-K for the year ended December 31, 1999, or the Company's Form 10-Qs and Form 8-Ks filed since December 31, 1999 and prior to the date hereof or as set forth in the disclosure letter delivered to Parent concurrent with the execution of this Agreement (the "Company Disclosure Letter"), the Company hereby represents and warrants to Parent and Merger Sub as follows:

        3.1    Organization, Good Standing and Power.

               (a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Connecticut and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties make such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company (as defined herein). The Company has delivered to Parent complete and correct copies of its Amended and Restated Certificate of Incorporation ("Certificate of Incorporation") and its By-Laws, as

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amended to the date hereof. As used in this Agreement, the phrase "Material
Adverse Effect on the Company" means a material adverse effect on the condition (financial or otherwise), properties, business, or results of the operations of the Company and its subsidiaries (as defined below) taken as a whole, other than (i) effects caused by changes in general economic or securities markets conditions, (ii) changes or conditions that affect the U.S. property-casualty insurance industry in general, (iii) changes in generally accepted accounting principles, consistently applied ("GAAP") or statutory accounting practices prescribed or permitted by the applicable insurance regulatory authority and
(iv) effects resulting from the announcement of this Agreement and the transactions contemplated hereby.

               For purposes of this Agreement; the term "Responsible Executive Officers" shall mean the persons designated as such in Schedule 3.1 of the Company Disclosure Letter. As used in this Agreement, the term "subsidiary" of a party shall mean any corporation or other entity (including joint ventures, partnerships and other business associations) in which such party directly or indirectly owns outstanding capital stock or other voting securities having the power to elect a majority of the directors or similar members of the governing body of such corporation or other entity, or otherwise direct the management and policies of such corporation or other entity.

               (b) Each subsidiary of the Company (a "Company Subsidiary") is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, and has the corporate or other power and authority necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power and authority is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company. Each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company. The Company has delivered or made available to Parent complete and correct copies of the certificate of incorporation and any by-laws (or comparable organizational documents for each Company Subsidiary).

               (c) Joint Ventures. Neither the Company nor any Company Subsidiary is a party to or member of, or otherwise holds, any Joint Venture. With respect to the joint ventures of the Company and the Company Subsidiaries that are not Joint Ventures (A) except as set forth on Schedule 3.1(c) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is liable for any material obligations or material liabilities of any such joint ventures, (B) except as set forth on Schedule 3.1(c) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is obligated to make any loans or capital contributions to,

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or to undertake any guarantees or obligations with respect to, such joint ventures, (C) none of such joint ventures own any assets that are material to the continued conduct of the business of the Company and the Company Subsidiaries, taken as a whole, substantially as it is presently conducted, (D) except as set forth on Schedule 3.1(c) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is subject to any material limitation on its right to compete or any material limitation on its right to otherwise conduct business by reason of any agreement relating to such joint venture and (E) to the knowledge of the Responsible Executive Officers after due inquiry, each joint venture is in material compliance with all Laws of all Governmental Entities. As used herein, "Joint Venture" shall mean those direct or indirect joint ventures of the Company or any Company Subsidiary (i) that are not otherwise a direct or indirect Company Subsidiary and (ii) in which the Company or any Company Subsidiary as of the date of this Agreement have invested, or made commitments to invest, $25 million or more, but "Joint Venture" and "joint venture" shall not include any entities whose securities are held solely for passive investment purposes by the Company or any Company Subsidiary. Schedule 3.1(c) of the Company Disclosure Letter contains, as of the date of this Agreement, a correct and complete list of each joint venture of the Company or any Company Subsidiary that is not a Joint Venture.

               (d) The Company conducts its insurance operations through the subsidiaries set forth on Schedule 3.1(d) of the Company Disclosure Letter (collectively, the "Company Insurance Subsidiaries"). Each of the Company Insurance Subsidiaries is (i) duly licensed or authorized as an insurance company and, where applicable, a reinsurance company, in its jurisdiction of incorporation, (ii) duly licensed or authorized as an insurance company and, where applicable, a reinsurance company, in each other jurisdiction where it is required to be so licensed or authorized and (iii) duly authorized in its jurisdiction of incorporation and each other applicable jurisdiction to write each line of business reported as being written in the Company SAP Statements (as defined in Section 3.7(a)), except, in any such case, where the failure to be so licensed or authorized is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company or to prevent, materially hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement. The Company has made all required filings under applicable insurance holding company statutes, except where the failure to file is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company.

        3.2 Capitalization. The authorized capital stock of the Company as of the date hereof consists of 50,000,000 shares of Company Common Stock, of which as of August 16, 2000, 29,037,767 shares were issued and outstanding; 500,000 shares of preferred stock, no par value per share, of which as of the date hereof 250,000 shares have been designated as "Series A Junior Participating Preferred Stock" and 2,000 shares have been designated as "Series B Convertible Preferred Stock," of which as of August 16, 2000, no shares were issued and outstanding. The Company has no commitments to issue or deliver Company Common Stock or any other securities, except that, as of August 16, 2000 there were (i) 4,011,150 shares of Company Common Stock subject to issuance upon exercise of outstanding Company Options (as defined in Section 5.17(a)) pursuant to the Company 1985 Stock Option Plan, as amended and restated effective September 21, 1998, and to the Company 1995 Stock Option Plan, as amended and restated effective September 21, 1998 (together, the "Company Option Plans");(ii) 69,444 shares of Company Common Stock subject to issuance pursuant to the Company Directors Stock and Deferred Compensation Plan, as amended and restated effective September 21, 1998; and (iii) 5,294,118 shares issuable upon conversion of the 7.0% Convertible Subordinated Deferrable Interest Debentures due December 31, 2017 ("Capital Securities") or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company. The shares of Company Common Stock issuable pursuant to the Stock Option Agreement have been duly reserved for issuance by the Company, and upon any issuance of such shares in accordance with the terms of the Stock Option Agreement, such shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any liens, charges, pledges, security interests or other encumbrances. All outstanding shares of Company Common Stock are, and all shares which may be issued prior to the Effective Time pursuant to any outstanding Company Options will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights. Other than the Company Options and the Capital Securities, there are no preemptive or other outstanding options, warrants or rights to purchase or acquire from the Company any capital stock of the Company, there are no existing registration covenants with the Company with respect to outstanding shares of the Company Common Stock or other securities, and there are no convertible securities or other contracts, commitments, agreements, understandings, arrangements or restrictions by which the Company is bound to issue or sell any additional shares of its capital stock or other securities. The Company has provided to Parent a correct and complete list of each Company Option, including the holder, date of grant, exercise price and number of shares of Company Common Stock subject thereto.

        3.3 Subsidiaries. The only direct or indirect subsidiaries of the Company and (except for portfolio investments and joint ventures) other ownership interests held directly or indirectly by the Company in any other Person are those listed in Schedule 3.3 of the Company Disclosure Letter. The Company owns, directly or indirectly, all of such outstanding voting securities or other ownership interests of each Company Subsidiary free and clear of all liens, charges, pledges, security interests or other encumbrances. All of the capital stock or other ownership interests of each Company Subsidiary has been duly authorized, and is validly issued, fully paid and nonassessable. Except as set forth in Schedule 3.3 of the Company Disclosure Letter, there are no preemptive or other outstanding options, warrants or rights to subscribe to, or any contracts or commitments to issue or sell any shares of the capital stock or any securities or obligations convertible into or exchangeable for, or giving any Person any right to acquire, any shares of the capital stock of any Company Subsidiary to which the Company or any Company Subsidiary is a party. Except as set forth in Schedule 3.3 of the Company Disclosure Letter, there are no voting trusts or other agreements or understandings with respect to the voting of capital stock of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party. The Company does not own, directly or indirectly, any voting interest that may require a filing by Parent under the HSR Act.

        3.4 Authority; Enforceability. The Company has the corporate power and authority to enter into this Agreement and, subject to obtaining the required approval of the stockholders of the Company with respect to the consummation of the Merger, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Stock Option Agreement, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement and the Stock Option Agreement have been duly executed and delivered by the Company and each constitutes the valid and binding obligation of the Company, enforceable against it in accordance with its terms, (i) except as may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to enforcement of creditors' rights generally and (ii) subject to general principles of equity.

        3.5    Non-Contravention; Consents.

               (a) Except as set forth in Schedule 3.5 of the Company Disclosure Letter, neither the execution, delivery and performance by the Company of this Agreement or the Stock Option Agreement, nor the consummation by the Company of the transactions contemplated hereby or thereby, nor compliance by the Company with any of the provisions hereof or thereof, will:

                      (i) violate, conflict with, result in a breach of any provision of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, result in a change in the rights or obligations of any party under, or result in a right of termination or acceleration, or the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any Company Subsidiary, under any of the terms, conditions or provisions of, (x) the Certificate of Incorporation or By-Laws of the Company or the comparable charter or organizational documents of any Company Subsidiary, or (y) any note, bond, mortgage, indenture, deed of trust, licence, lease, contracts, agreement or other instrument or obligation to which the Company or any of the Company Subsidiaries is a party, or by which the Company or any of the Company Subsidiaries may be bound, or to which the Company or any of the Company Subsidiaries or the properties or assets of any of them may be subject, and that, in any such event specified in this clause (y), is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company or to prevent, materially hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement; or

                      (ii) violate any valid and enforceable judgment, ruling, order, writ, injunction, decree, or any statute, rule or regulation applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets where such violation is, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company or to prevent, materially hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement.

               (b) Except for (i) the filing of the applications and notices with applicable foreign, federal and state regulatory authorities governing insurance (including the Commissioners of Insurance in Texas and Connecticut, and the insurance regulatory authorities and other applicable regulatory authorities in the United Kingdom, Canada, Bermuda, Malaysia, Australia, Spain and Hong Kong) (the "Insurance Authorities") and the approval of such applications or the grant of required licenses by such authorities or the expiration of any applicable waiting periods thereunder, (ii) the filing of notification and report forms with the United States Federal Trade Commission and the United States Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the expiration or termination of any applicable waiting period thereunder, (iii) the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement (the "Proxy Statement") in definitive form relating to the meeting of the Company's stockholders to be held in connection with this Agreement and the transactions contemplated hereby (the "Stockholders' Meeting") and the filing and declaration of effectiveness of the registration statement on Form S-4 relating to the shares of Parent Common Stock to be issued in the Merger, (iv) filings with state securities or "blue sky" laws, (v) the filing of the Connecticut Certificate of Merger with the Secretary of State of the State of Connecticut pursuant to the CBCA, (vi) the filing of the Delaware Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (vii) the approval of the listing of the Parent Common Stock to be issued in the Merger on the New York Stock Exchange or (viii) the filing with the SEC of a Schedule 13D, (the "Schedule 13D"), no notices to, consents or approvals of, or filings or registrations with, any court, federal, state, local or foreign governmental or regulatory body (including a self-regulatory body) or authority (each, a "Governmental Authority") or with any third party are necessary in connection with the execution and delivery by the Company of this Agreement or the Stock Option Agreement and the consummation by the Company of the trans actions contemplated hereby and thereby, except for such notices, consents, approvals, filings or registrations, the failure of which to be made or obtained are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company or to prevent, materially hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement.

        3.6 SEC Documents; GAAP Financial Statements. The Company has timely filed all required forms, reports, schedules, statements and other documents (including exhibits and all other information incorporated therein) with the SEC since January 1, 1998. The Company has delivered or made available to Parent all registration statements, proxy statements, annual reports, quarterly reports and reports on Form 8-K and other forms, reports, schedules and documents, if any, filed by the Company with the SEC since January 1, 1998 and prior to the date hereof (as such documents have been amended since the time of their filing, collectively, the "Company Reports"). As of their respective dates or, if amended, as of the date of the last such amendment, the Company Reports (i) were timely filed and complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company Reports, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company Reports complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments). Except for those obligations and liabilities that are reflected or reserved against on the balance sheet included in the Company's Annual Report on Form 10-K for the year ended December 31, 1999 or in the footnotes to the financial statements included therein, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent, known, unknown or otherwise), except for liabilities or obligations incurred since December 31, 1999 in the ordinary course of business consistent with past practice, that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company or to prevent, materially hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement.

        3.7    Statutory Statements.

               (a) The Company has previously furnished or made available to Parent true and complete copies of the annual statements or other comparable statements for each of the years ended December 31, 1997, December 31, 1998, and December 31, 1999, and for the quarterly periods ended March 31, 2000 and June 30, 2000, together with all exhibits and schedules thereto (collectively, the "Company SAP Statements"), with respect to each of the Company Insurance Subsidiaries, in each case as filed with the Governmental Authority charged with supervision of insurance companies of such Company Insurance Subsidiary's jurisdiction of domicile. The Company SAP Statements were prepared in conformity with statutory or other applicable accounting practices prescribed or permitted by such Governmental Authority applied on a consistent basis ("SAP") and present fairly, to the extent required by and in conformity with SAP in all material respects the statutory financial condition of such Company Insurance Subsidiary (in the case of domestic U.S. Company Insurance Subsidiaries) or applicable regulatory financial condition (in the case of non-U.S. Company Insurance Subsidiaries) at their respective dates and the results of operations, changes in capital and surplus and cash flow of such Company Insurance Subsidiary for each of the periods then ended. No deficiencies or violations material to the financial condition of any of the Company Insurance Subsidiaries, individually, whether or not material in the aggregate, have been asserted in writing by any Governmental Authority which have not been cured or otherwise resolved to the satisfaction of such Governmental Authority (unless not currently pending). The Company has made available to Parent true and complete copies of all financial examination and other reports of Governmental Authorities, including the most recent reports of state insurance regulatory authorities, relating to each Company Insurance Subsidiary. The quarterly statements of each Company Insurance Subsidiary for the quarter ending March 31, 2000 as filed and the quarterly statements of each Company Insurance Subsidiary thereafter filed prior to the Closing, when filed with the Governmental Authorities, including insurance regulatory authorities, of the applicable jurisdictions, presented and will present fairly, to the extent required by and in conformity with SAP in all material respects the statutory financial condition of such Company Insurance Subsidiary (in the case of domestic U.S. Company Insurance Subsidiaries) or applicable regulatory financial condition (in the case of non-U.S. Company Insurance Subsidiaries) at their respective dates indicated and the results of operations, changes in capital and surplus and cash flow of such Company Insurance Subsidiary for each of the periods therein specified (subject to normal year-end adjustments).

               (b) All reserves for claims, losses (including, without limitation, incurred but not reported losses) and loss adjustment expenses, (whether allocated or unallocated) as reflected in the Company SAP Statements, were determined in accordance with SAP, consistently applied, and made reasonable provision in the aggregate to cover the total amount of liabilities under all outstanding policies and contracts of insurance, reinsurance and retrocession as of the dates of such statutory statements except for any deficiency which is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company or to prevent, materially hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement. Each Company Insurance Subsidiary owns assets that qualify as admitted assets under applicable Insurance Laws in an amount at least equal to any such required reserves plus its minimum statutory capital and surplus as required under applicable Insurance Laws. No Company Insurance Subsidiary's reserves have been discounted on either a tabular or non-tabular basis.

        3.8 Absence of Certain Changes or Events. Since December 31, 1999, the Company and the Company Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary course of such business consistent with past practice, and there has not been (i) any change, event, condition (financial or other) or state of circumstances or facts which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the Company, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's outstanding capital stock other than regular quarterly dividends with respect to the Company Common Stock which do not exceed $0.44 per share per quarter, (iii) any split, combination or reclassification of any of the Company's outstanding capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company's outstanding capital stock, (iv) except as set forth in Schedule 3.8 of the Company Disclosure Letter, (w) any material change to any Company Employee Plan, (x) any granting by the Company or any Company Subsidiary of any increase in compensation or benefits or the opportunity to earn compensation or benefits to any executive officers, except for increases in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of December 31, 1999, (y) any granting by the Company or any Company Subsidiary to any such executive officer or other employee of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of December 31, 1999, which agreements are identified in the Company Disclosure Letter, or (z) any entry by the Company or any Company Subsidiary into any new severance or termination agreement with any such executive officer or other employee, (v) any material addition, or any development involving a prospective material addition, to the Company's aggregate reserves for policy claims, (vi) any material change in accounting methods, principles or practices by the Company or any Company Subsidiary, except insofar as may be appropriate to conform to changes in statutory accounting rules or generally accepted accounting principles, or (vii) any material change in the practices, policies, methods, assumptions or principles of any Company Subsidiary with respect to underwriting, pricing, reserving, claims administration or investment.

        3.9    Taxes and Tax Returns.

               (a) As used in this Agreement, "Tax" shall mean any federal, state, county, local or foreign taxes, charges, fees, levies, or other assessments, in cluding all net income, gross income, premium, sales and use, ad valorem, transfer, gains, profits, windfall profits, excise, franchise, real and personal property, gross receipts, capital stock, production, business and occupation, employment, disability, payroll, license, estimated, stamp, customs duties, severance or withholding taxes, other taxes or similar charges of any kind whatsoever imposed by any Governmental Authority, whether imposed directly on a Person or resulting under Treasury Regulation Section 1.1502-6 (or any similar Law), as a transferee or successor, by contract or otherwise and includes any interest and penalties (civil or criminal) on or additions to any such taxes or in respect of a failure to comply with any requirement relating to any Tax Return and any expenses incurred in connection with the determination, settlement or litigation of any tax liability. "Tax Return" shall mean a report, return or other information required to be supplied to a Governmental Authority with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities;

               (b) The Company and the Company Subsidiaries have (i) duly filed (or there has been filed on their behalf) with appropriate Governmental Authorities all Tax Returns required to be filed by them, on or prior to the date hereof, and all Tax Returns were in all material respects true, complete and correct and filed on a timely basis except to the extent that any failure to file is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company, and (ii) duly paid in full within the time and in the manner prescribed by Law or made provisions in accordance with generally accepted accounting principles with respect to Taxes not yet due and payable (or there has been paid or provision has been made on their behalf) for the payment of all Taxes for all periods ending on or prior to the date hereof, except to the extent that any failure to fully pay or make provision for the payment of such Taxes is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company;

               (c) No federal, state, local or foreign audits, investigations or other administrative proceedings or court proceedings are presently pending or threatened with regard to any Taxes or Tax Returns of the Company or the Company Subsidiaries, and no issues have been raised in writing by any taxing authority in connection with any Tax or Tax Return wherein an adverse determination or ruling in any one such proceeding or in all such proceedings in the aggregate is reasonably likely to have a Material Adverse Effect on the Company;

               (d) The federal income tax returns of the Company and the Company Subsidiaries have been examined by the Internal Revenue Service ("IRS") (or the applicable statutes of limitation for the assessment of federal income taxes for such periods have expired) for all periods through and including December 31, 1995, and no material deficiencies for any Taxes were proposed, assessed or asserted as a result of such examinations that have not been resolved and fully paid. Neither the Company nor any of the Company Subsidiaries has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes with respect to any Tax Returns of the Company or any of the Company Subsidiaries, which period (after giving effect to such extension) has not yet expired;

               (e) Except as set forth in Schedule 3.9(e) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is a party to any agreement relating to the allocation or sharing of Taxes. Neither the Company nor any Company Subsidiary (i) has been a member of an affiliated group filing a U.S. consolidated federal income tax return or an affiliated, consolidated, combined or unitary group for state income tax return purposes (other than a group the common parent of which was the Company) or (ii) has any liability for Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any provision of state, local or foreign law in respect of an affiliated, consolidated, combined or unitary group for state income tax return purposes), as a transferee or successor, by contract or otherwise. Neither the Company nor any Company Subsidiary is currently under (i) any obligation to pay any amounts as a result of being party, or having been party, to any Tax sharing agreement or (ii) any express or implied obligation to indemnify any other Person for Taxes except for such indemnification obligations which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company;

               (f) There are no Tax liens upon any asset of the Company or any Company Subsidiary except liens for Taxes not yet due and payable, liens which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company or liens which otherwise are being contested in good faith;

               (g) Neither the Company nor any Company Subsidiary has received a Tax Ruling (as defined herein) or entered into a Closing Agreement (as defined herein) with any taxing authority. "Tax Ruling," as used in this Agreement, shall mean a written ruling of a taxing authority relating to Taxes. "Closing Agreement," as used in this Agreement, shall mean a written and legally binding agreement with a taxing authority relating to Taxes;

               (h) All transactions that could give rise to an understatement of federal income tax have been adequately disclosed on the Tax Returns of the Company and any Company Subsidiary in accordance with Section 6662(d)(2)(B) of the Code except for such understatements which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company;

               (i) Except as set forth on Schedule 3.9(i) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the Company or any Company Subsidiary, and the IRS has not proposed any such adjustment or change in accounting method;

               (j) Except as set forth in Schedule 3.9(j) of the Company Disclosure Letter, any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any Company Subsidiary who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or benefit plan of the Company or a Company Subsidiary currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code). In addition, except as set forth in
Schedule 3.9(j) of the Company Disclosure Letter, Section 162(m) of the Code will not apply to any amount paid or payable by the Company or any Company Subsidiary under any contract or Company Employee Plan (as defined in Section 3.13(a)) currently in effect;

               (k) Neither the Company nor any Company Subsidiary has taken any action or failed to take any action which action or failure to take action could jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code; and

               (l) The Company is not a "United States real property holding corporation" as defined in Section 897(b)(2) of the Code.

               (m) HSB Engineering Insurance Limited is a party to a gain recognition agreement dated December 21, 1995, which expires December 31, 2008. A copy of the agreement is included in Schedule 3.9(m) of the Company Disclosure Letter.

        3.10 Litigation. Except as set forth in Schedule 3.10 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is a party to any pending or, to the knowledge of the Responsible Executive Officers after due inquiry, threatened claim, action, suit, investigation or proceeding which is, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company or to prevent, materially hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement. There is no outstanding order, writ, judgment, stipulation, injunction, decree, determination, award or other decision against the Company or any Company Subsidiary which is, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company or to prevent, materially hinder or materially delay the ability of the

Company to consummate the transactions contemplated by this Agreement. In the reasonable judgment of the Responsible Executive Officers the aggregate case reserves maintained by the Company and its Subsidiaries for cases in litigation are adequate to cover the reasonably likely expenses of the Company and its subsidiaries with respect to such cases based on the facts currently known by the Company, provided, however, that this representation shall not be deemed to be a representation as to the adequacy of reserves under outstanding policies and contracts of insurance, reinsurance and retrocession in the aggregate.

        3.11 Contracts and Commitments. All of the contracts, agreements or arrangements of the Company and the Company Subsidiaries that are required to be described in the Company Reports or to be filed as exhibits thereto (the "Contracts") are described in the Company Reports or filed as exhibits thereto and are in full force and effect. True and complete copies of all such Contracts have been delivered or have been made available by the Company to Parent. Neither the Company nor any Company Subsidiary has violated, is in breach of any provision of, or is in default (or, with notice or lapse of time or both, would be in default) under, or has taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any of the Contracts, except for such violations, breaches, defaults, terminations or accelerations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company or to prevent, materially hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement. Except as set forth in Schedule 3.11 of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries is party to any contract, agreement or arrangement containing any provision or covenant limiting in any manner the ability of the Company or any Company Subsidiary to
(a) sell any products or services of or to any other Person, (b) engage in any line of business, or (c) compete with or to obtain products or services from any Person or limiting the ability of any Person to provide products or services to the Company or any Company Subsidiary. Except as set forth in
Schedule 3.11 of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries is a party to any contract, agreement or arrangement which provides for payments in the event of a change of control.

        3.12 Registration Statement, Etc. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in
(i) the Registration Statement to be filed by Parent with the SEC in connection with the Parent Common Stock to be issued in the Merger (the "Registration Statement"), (ii) the Proxy Statement to be mailed to the Company's stockholders in connection with the Stockholders' Meeting to be called to consider the Merger, and (iii) any other documents to be filed with the SEC in connection with the transactions contemplated hereby will, at the respective times such documents are filed and at the time such documents become effective or at the time any amendment or supplement thereto be comes effective contain any untrue statement of a material fact, or omit to state any material fact required or necessary in order to make the statements therein not mis leading; and, in the case of the Registration Statement, when it becomes effective or at the time any amendment or supplement thereto becomes effective, cause the Registration Statement or such supplement or amendment to contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not mis-leading; or, in the case of the Proxy Statement, when first mailed to the stockholders of the Company, or in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, cause the Proxy Statement or any amendment thereof or supplement thereto to contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that the Company is responsible for filing with the SEC and any other regulatory agency in connection with the Merger will comply as to substance and form in all material respects with the provisions of applicable Law, except that no representation is made by the Company with respect to statements made therein based on information supplied by or on behalf of Parent expressly for inclusion therein or with respect to information concerning Parent or Merger Sub which is included or incorporated by reference in the Registration Statement or the Proxy Statement.

        3.13   Employee Benefit Plans.

               (a) Schedule 3.13(a) of the Company Disclosure Letter contains a list of each plan, program, arrangement, practice and contract which is maintained by the Company or any Company Subsidiary under which the Company or any Company Subsidiary is obligated to make contributions and which provides benefits or compensation to or on behalf of current or former employees, officers or directors, including but not limited to (i) all bonus, incentive compensation, stock option, stock purchase, deferred compensation, retirement, fringe benefits, commission, severance, golden parachute plans, programs, contracts or arrangements, (ii) executive compensation plans, programs, contracts or arrangements and (iii) "employee benefit plans" as defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). All such plans, programs, arrangements, practices or contracts are referred to herein as "Company Employee Plans." The Company has made available to Parent the plan documents or other writing constituting each Company Employee Plan and, if applicable, the trust, insurance contract or other funding arrangement, the most recently prepared ERISA summary plan description, the three most recent Forms 5500, any summary of material modifications, and the most recently prepared actuarial report, financial statements, and annual reports for each such Plan. The Company has identified those Company Employee Plans which the Company intends to satisfy the requirements of Section 401(a) of the Code and has made available to Parent accurate copies of the most recent favorable determination letters for such plans.

               (b) No liability under Title IV or Section 302 of ERISA that is reasonably likely, in the aggregate, to have a Material Adverse Effect on the Company has been incurred by the Company or any entity (each, an "ERISA Affiliate") which together with the Company would be deemed to be a "single employer" with the Company within the meaning of Section 4001 of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability.

               (c) Neither the Company nor any ERISA Affiliate has at any time within the last six years contributed or had any obligation to contribute to a "multiemployer plan," as defined in Section 3(37) of ERISA, and no Company Employee Plan is a plan described in Section 4063(a) of ERISA. All contributions required to be made under the terms of any Company Employee Plan have been timely made or have been reflected on the Company SAP Statements. Under each Company Employee Plan that is an "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(1)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Plan, and there has been no material change in the financial condition of such Plan since the last day of the most recent plan year. There has been no amendment to, announcement by the Company or any Company Subsidiary relating to, or change in employee participation or coverage under, any Company Employee Plan which would increase materially the expense of maintaining such Plan above the level of the expense incurred therefor for the most recent fiscal year.

               (d) Except as set forth in Schedule 3.13(d) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is obligated to provide post-employment or retirement medical benefits or any other unfunded welfare benefits to or on behalf of any Person who is no longer an employee of Company or any Company Subsidiary, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA. In respect of any Company Employee Plan set forth on Schedule 3.13(d) of the Company Disclosure Letter pursuant to the preceding sentence, other than the Employee Agreements listed therein, the Company or any Company Subsidiary may amend or terminate such Plan at any time without incurring any liability thereunder except for benefits incurred through such amendment or termination date.

               (e) Neither the Company nor any other "disqualified person" or "party in interest" (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transaction in connection with any Company Employee Plan that could reasonably be expected to result in the imposition of a penalty pursuant to Section 502(i) of ERISA, damages pursuant to Section 409 of ERISA or a Tax pursuant to Section 4975 of the Code which are, individually or in the aggregate, reasonably likely to have a Material Adverse Effect. Each Company Employee Plan subject to the requirements of Section 601 of ERISA has been operated in substantial compliance therewith. The Company has not contributed to a "nonconforming group health plan" (as defined in Section 4000(c) of the Code).

               (f) Each Company Employee Plan has at all times been maintained, by its terms and in operation, in substantial compliance with all applicable Laws, and each of those Company Employee Plans which is intended to be qualified under Section 401(a) of the Code is so qualified and has at all times been maintained, by its terms and in operation, in accordance with
Section 401(a) of the Code.

               (g) Schedule 3.13(g) of the Company Disclosure Letter contains a true and complete summary or list of all material employment contracts and other arrangements or agreements (including Company Employee Plans) that contain "change in control" arrangements or other provisions pursuant to which benefits or protections are triggered as a result of transactions affecting the ownership of the Company or the composition of its Board of Directors.

               (h) There are no pending, or, to the knowledge of the Responsible Executive Officers, threatened or anticipated, claims that are, individually or in the aggregate, reasonably likely to have a Material Adverse Effect by or on behalf of any Company Employee Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any Company Employee Plan (other than routine claims for benefits).

               (i) Except as set forth in Schedule 3.13(i) of the Company Disclosure Letter, the execution of or performance of the transactions contemplated by this Agreement, whether alone or in conjunction with a termination of employment, will not create, (A) accelerate or increase any obligations under any Company Employee Plan, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or trigger any other material obligation pursuant to, any of the Company Employee Plans, (C) result in any breach or violation of, or default under, any of the Company Employee Plans or
(D) require the Company (or after the Merger, Parent) to recognize any compensation expense, or to change the basis on which compensation expense is charged, in respect of any outstanding stock option or other equity-based award.

               (j) The trust agreement between the Company and Fleet National Bank dated January 29, 1988, amended and restated as of May 30, 1997 and further amended as of October 28, 1998 (the "Trust"), has been amended effective as of August 16, 2000 to provide that the execution of this Agreement shall not constitute a "Potential Change in Control" (as defined in the Trust) of the Company and the consummation of any of the transactions contemplated by this agreement shall not constitute a charge in control of the Company.

        3.14 Collective Bargaining; Labor Disputes; Compliance. There are no collective bargaining agreements to which the Company or any of the Company Subsidiaries is a party or under which it is bound. The employees of the Company and the Company Subsidiaries are not represented by any unions. Neither the Company nor any of the Company Subsidiaries is currently, nor has been during the past three years, the subject of any union organizing drive. Neither the Company nor any of the Company Subsidiaries is currently, nor has been during the past five years, the subject of any strike, dispute, walk-out, work stoppage, slow down or lockout involving the Company or any of the Company Subsidiaries nor, to the knowledge of the Responsible Executive Officers after due inquiry, is any such activity threatened. Each of the Company and each Company Subsidiary has substantially complied with all Laws relating to the employment and safety of labor, including the National Labor Relations Act and other provisions relating to wages, hours, benefits, collective bargaining and all applicable occupational safety and health acts and Laws. Neither the Company nor any Company Subsidiary has engaged in any unfair labor practice or discriminated on the basis of race, age, sex, disability or otherwise in its employment conditions or practices with respect to its employees in a manner which is, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company. No action, suit, complaint, charge, grievance, arbitration, employee proceeding or investigation by or before any court, governmental entity, administrative agency or commission, brought by or on behalf of any employee, prospective employee, former employee, retired employee, labor organization or other representative of the Company's employees is pending or, to the knowledge of the Responsible Executive Officers after due inquiry, threatened against the Company except as disclosed in Schedule 3.14 to the Company Disclosure Letter. The Company is not a party to or otherwise bound by any consent decree with or citation by any government entity relating to the Company's employees or employment practices relating to the Company's employees. The Company is in compliance with its obligations with respect to the Company's employees pursuant to the Worker Adjustment and Retraining Notification Act of 1988, and all other notification and bargaining obligations arising under any collective bargaining agreement, statute or otherwise.

        3.15   No Violation of Law.

               (a) The business and operations of the Company, and the Company Insurance Subsidiaries, have been conducted in compliance with all applicable domestic and foreign statutes, regulations and rules regulating the business and products of insurance and reinsurance and all applicable orders and directives of insurance regulatory authorities and market conduct recommendations resulting from market conduct examinations by insurance regulatory authorities (collectively, "Insurance Laws"), except where the failure to so conduct such business and operations is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company or to prevent, materially hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement. Notwithstanding the generality of the foregoing, each Company Insurance Subsidiary and its agents (including, to the knowledge of the Responsible Executive Officers, any fronting company or anyone acting as agent in selling insurance products on the Company's or any Company Subsidiary's behalf) have marketed, sold and issued insurance products in compliance in all material respects with all Laws applicable to the business of such Company Insurance Subsidiary and in the respective jurisdictions in which such products have been sold, including, without limitation, in compliance in all material respects with all applicable prohibitions against "redlining" or withdrawal of business lines. In addition (i) there is no pending or, to the knowledge of the Responsible Executive Officers, threatened charge by any insurance regulatory authority that any of the Company Insurance Subsidiaries has violated, nor any pending or, to the knowledge of the Responsible Executive Officers, threatened investigation by any insurance regulatory authority with respect to possible violations of, any applicable Insurance Laws where such violations are, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company or to prevent, materially hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement; and (ii) none of the Company Insurance Subsidiaries is subject to any agreement, order or decree of any insurance regulatory authority relating specifically to such Company Insurance Subsidiary (as opposed to insurance companies generally) which are, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company or to prevent, materially hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement.

               (b) In addition to Insurance Laws, the business and operations of the Company and the Company Subsidiaries have been, and are being, conducted in compliance with all other applicable federal, state, local or foreign laws, statutes, ordinances, rules, regulations and orders of all Governmental Authorities (collectively, with Insurance Laws, "Laws"), except where such noncompliance, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on the Company or to prevent, materially hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement. In addition to Insurance Laws:
(i) neither the Company nor any Company Subsidiary has been charged with or, to the knowledge of the Responsible Executive Officers is now under investigation with respect to, a violation of any applicable Law of a Governmental Authority or other regulatory body, which violations or penalties are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company or to prevent, materially hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement; (ii) neither the Company nor any Company Subsidiary is a party to or bound by any order, judgment, decree or award of a Governmental Authority or other regulatory body which has or would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company or to prevent, materially hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement; (iii) neither the Company nor any Company Subsidiary is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any supervisory letter from or has adopted any resolutions at the request of any Governmental Authority that restricts in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business (each, a "Regulatory Agreement"), nor has the Company or any of the Company Subsidiaries been advised in writing or, to the knowledge of the Responsible Executive Officers, verbally, since January 1, 1998 by any Governmental Authority that it is considering issuing or requesting any such Regulatory Agreement; and (iv) the Company and the Company Subsidiaries have filed all reports required to be filed with any Governmental Authority on or before the date hereof as to which the failure to file such reports is reasonably likely to result, individually or in the aggregate, in a Material Adverse Effect on the Company or to prevent, materially hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement. The Company and the Company Subsidiaries have all permits, certificates, licenses, approvals and other authorizations required in connection with the operation of the business of the Company and the Company Subsidiaries, except for permits, certificates, licenses, approvals and other authorizations the failure of which to have are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company or to prevent, materially hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement and except for such permits, certificates, licenses, approvals and other authorizations required to be obtained in connection with the consummation of the transactions contemplated hereby.

        3.16 Environmental Matters. Except as is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company:

               (a) to the knowledge of the Responsible Executive Officers, there are no past, present or anticipated conditions or circumstances that could reasonably be expected to interfere with or prevent the conduct of the business of the Company and each of the Company Subsidiaries from being in compliance with (i) any Environmental Law (as defined herein), or (ii) the terms or conditions of any Environmental Permit (as defined herein);

               (b) to the knowledge of the Responsible Executive Officers, there are no past or present conditions or circumstances at, arising out of, or related to, any current or former business, assets or properties of the Company or any Company Subsidiary, including but not limited to on-site or off-site use, generation, storage, treatment, disposal or the release or threatened release of any Hazardous Material (as defined herein), which are, individually or in the aggregate, reasonably likely to give rise to (i) liabilities or obligations for any investigation, cleanup, remediation, disposal or any other methods of corrective action or any monitoring requirements under any Environmental Law, or (ii) claims arising for personal injury, property damage, or damage to natural resources;

               (c) neither the Company nor any Company Subsidiary has (i) received any notice of noncompliance with, violation of, or liability or potential liability under any Environmental Law from any Governmental Authority or any other person or entity or (ii) entered into any consent agreement, decree, settlement or order or is subject to any order of any court or other Governmental Authority or tribunal under any Environmental Law or relating to the cleanup of any Hazardous Materials;

               (d) there are no Persons whose liability, for any environmental matters or under any applicable Environmental Law, the Company or any Company Subsidiary may have retained or assumed contractually or by operation of law;

               (e) neither the Company nor any Company Subsidiary has handled or directed the management of or participated in any decisions with respect to or exercised any influence or control over the use, generation, storage, treatment or disposal of any Hazardous Materials at or related to any of their business, assets or properties; and

               (f) the Company and all Company Subsidiaries have made available to Parent copies of all environmental inspections, audits, studies, plans, records, data analyses or reports conducted or prepared by, on behalf of or related to the Company or any Company Subsidiary and which are in their possession or control.

               (g)    As used in this Agreement, the terms identified in this
Section 3.16 shall have the following meanings:

                      (i) "Environmental Law" means any applicable federal, state, local or foreign statute, rule, regulation, directive, ordinance or judicial, administrative or ministerial order, or common law, pertaining to: (v) the protection of health, safety or the indoor or outdoor environment; (w) the conservation, management, development, control and/or use of land, natural resources and wildlife; (x) the protection or use of surface water or groundwater; (y) the management, manufacture, possession, presence, use, generation, storage, transportation, treatment, disposal, release, threatened release, abatement, removal, remediation, or handling of, or exposure to, any Hazardous Material; or (z) pollution or contaminants (including any release to air, land or surface water or ground water);

                      (ii) "Environmental Permit" means any permit, license, registration, consent, approval or other authorization of any Governmental Authority with jurisdiction over any Environmental Law or pertaining to any environmental matter; and

                      (iii) "Hazardous Material" means any substance, chemical, compound, product, solid, liquid, waste, by-product, pollutant, contaminant or material which is hazardous, toxic or dangerous, and includes without limitation, asbestos or any substance containing asbestos, polychlorinated biphenyls, petroleum (including crude oil or any fraction thereof), lead-based paint, radon and any hazardous, toxic or dangerous waste, material or substance regulated under any Environmental Law.

        3.17   Fairness Opinion; Board Recommendation.

               (a) The Board of Directors of the Company has received an opinion dated August 17, 2000 from Goldman, Sachs & Co. to the effect that as of such date the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view.

               (b) The Board of Directors of the Company, at a meeting duly called and held, has by unanimous vote of those directors present (i) determined that this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby, including the Merger, are advisable and fair to and in the best interests of the Company and its stockholders, and (ii) resolved to recommend that the holders of Company Common Stock approve this Agreement and the transactions contemplated herein, including the Merger, and directed that the Merger be submitted for consideration by the Company's stockholders at the Stockholders' Meeting.

        3.18 Brokers and Finders. Neither the Company nor any of the Company Subsidiaries, nor any of their respective officers, directors or employees, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for the Company or any of the Company Subsidiaries, in connection with this Agreement, the Stock Option Agreement or any of the transactions contemplated hereby or thereby, except that the Company has retained Goldman, Sachs & Co. as its financial advisor, whose terms of engagement have been disclosed to Parent and whose fees and expenses will be paid by the Company.

        3.19   Takeover Statutes; Rights Agreement.

               (a) The Company has taken all actions necessary and within its authority such that no restrictive provision of any "fair price," "moratorium," "control share acquisition," "business combination," "stockholder protection,"

"interested shareholder" or other similar anti-takeover statute or regulation (including, without limitation, Sections 33-841 and 33-844 of the CBCA) (each a "Takeover Statute") or restrictive provision of any applicable provision in the Certificate of Incorporation or By-Laws of the Company is, or at the Effective Time will be, applicable to the Company, Parent, the Company Common Stock, the Merger or any other transaction contemplated by this Agreement or the Stock Option Agreement.

               (b) The Company has taken all action required so that the entering into of this Agreement or the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not enable or require the Company Rights to be separated from the shares of Company Common Stock with which the Company Rights are associated, or to be distributed, exercisable, exercised, or nonredeemable or result in the Company Rights associated with any Company Common Stock beneficially owned by Parent or any of its Affiliates or Associates (as such terms are defined in the Rights Agreement) to be void or voidable. The Company has taken all necessary action with respect to all of the outstanding Company Rights so that, as of immediately prior to the Effective Time, the holders of the Company Rights will have no rights under the Company Rights or the Rights Agreement as a result of the execution and delivery of this Agreement or the Stock Option Agreement, or the consummation of the Merger or the other transactions contemplated by this Agreement or the Stock Option Agreement.

        3.20 Voting Requirements. The affirmative vote of the holders of a majority of the issued and outstanding shares of Company Common Stock with respect to this Agreement and the Merger is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated by this Agreement.

        3.21 Intellectual Property. The Company owns, or possesses valid license rights to, all Intellectual Property that is material to the conduct of the businesses of the Company and the Company Subsidiaries own or possess valid license rights to all Intellectual Property that is material to the conduct of the business of the Company Subsidiaries taken as a whole. The Company has not received any notice of any conflict with or violation or infringement of, any asserted rights of any other Person with respect to any Intellectual Property owned or licensed by the Company or any Company Subsidiary, which, if determined adversely, is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company. The Company is not, nor will it be as a result of the execution and delivery of this Agreement or the Stock Option Agreement or the performance of its obligations hereunder or thereunder, in violation of any material licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any third-party's Intellectual Property. The conduct of the Company's and the Company Subsidiaries' respective businesses as currently conducted does not conflict with any patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights or copyrights of others, or any other rights with respect to Intellectual Property, in any way reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company or to prevent, materially hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement. There is no infringement of any proprietary right owned by or licensed by or to the Company or any Company Subsidiary which is, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company or to prevent, materially hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement. To the knowledge of the Responsible Executive Officers, there is no unauthorized use, infringement or misappropriation of any of the Intellectual Property of the Company by any third party, including any employee or former employee of the Company or any of its Subsidiaries. As used in this Agreement, the phrase "Intellectual Property" means all intellectual property or other proprietary rights of every kind, including, without limitation, all domestic or foreign patents, patent applications, inventions (whether or not patentable), processes, products, technologies, discoveries, copyrightable and copyrighted works, apparatus, trade secrets, trademarks (registered and unregistered) and trademark applications and registrations, brand names, certification marks, service marks and service mark applications and registrations, trade names, trade dress, copyright registrations, design rights, customer lists, marketing and customer information, mask works, rights, know-how, licenses, technical information (whether confidential or otherwise), software, and all documentation thereof and tangible and intangible proprietary information or materials.

        3.22   Insurance Matters.

               (a) Except as otherwise is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company or to prevent, materially hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement, all policies, binders, slips, certificates, and other agreements of insurance, in effect as of the date hereof (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith) that are issued by the Company Insurance Subsidiaries (the "Company Insurance Contracts") and any and all marketing materials, are, to the extent required under applicable Law, on forms approved by applicable insurance regulatory authorities which have been filed and not objected to by such authorities within the period provided for objection (the "Forms"). The Forms comply in all material respects with the Insurance Laws applicable thereto and, as to premium rates established by the Company or any Company Insurance Subsidiary which are required to be filed with or approved by insurance regulatory authorities, the rates have been so filed or approved and the premiums charged are within the amount permitted by insurance statutes, regulations and rules applicable thereto, except where the failure to be so filed or approved is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company.

               (b) All reinsurance and coinsurance treaties or agreements, including retrocessional agreements, to which the Company or any Company Insurance Subsidiary is a party or under which the Company or any Company Insurance Subsidiary has any existing rights, obligations or liabilities are in full force and effect, except for such treaties or agreements the failure to be in full force and effect of which is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as set forth on Schedule 3.22(b) of the Company Disclosure Letter, all material amounts recoverable under reinsurance, coinsurance or other similar agreements to which any Company Insurance Subsidiary is a party (including, but not limited to, amounts based on paid and unpaid losses) are fully collectible. Except as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company or to prevent, materially hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement, neither the Company nor any Company Insurance Subsidiary, nor, to the knowledge of the Responsible Executive Officers after due inquiry, any other party to a material reinsurance or coinsurance treaty or agreement to which the Company or any Company Insurance Subsidiary is a party, is in default in any material respect as to any provision thereof, and no such agreement contains any provision providing that the other party thereto may terminate such agreement by reason of the transactions contemplated by this Agreement or the Stock Option Agreement. The Company has not received any notice to the effect that the financial condition of any other party to any such agreement is impaired with the result that a default thereunder may reasonably be anticipated, whether or not such default may be cured by the operation of any offset clause in such agreement, that is, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company. Except as set forth on Schedule 3.22(b) to the Company Disclosure Letter, no insurer or reinsurer or group of affiliated insurers or reinsurers accounted for the direction to the Company and the Company Insurance Subsidiaries of insurance or reinsurance business in an aggregate amount equal to three percent or more of the combined statutory net written premiums of the Company and the Company Insurance Subsidiaries for the year ended December 31, 1999. Except as set forth on the Company SAP Statements or as set forth on
Schedule 3.22(b) of the Company Disclosure Letter, as of December 31, 1999 each of the Company Insurance Subsidiaries was able to obtain full reserve credit for financial statement purposes under accounting practices prescribed or permitted by the applicable insurance regulatory authority with respect to reinsurance. Since December 31, 1999, there has not occurred any material change in the ability of the Company Insurance Subsidiaries to obtain reserve credit for financial statement purposes under accounting practices prescribed or permitted by the applicable insurance regulatory authority with respect to reinsurance.

               (c) Prior to the date hereof, the Company has delivered or made available to Parent a true and complete copy of any actuarial reports prepared by actuaries, independent or otherwise, with respect to the Company or any Company Insurance Subsidiary since January 1, 1998, and all attachments, addenda, supplements and modifications thereto (the "Company Actuarial Analyses"). The information and data furnished by the Company or any Company Insurance Subsidiary to its independent actuaries in connection with the preparation of the Company Actuarial Analyses were accurate in all material respects. Furthermore, each Company Actuarial Analysis was based upon an accurate inventory of policies in force for the Company and the Company Insurance Subsidiaries, as the case may be, at the relevant time of preparation and conforms to the requirements of Applicable Law.

               (d) None of Standard & Poor's Corporation, Fitch Investors, or A.M. Best Company has announced that it has under surveillance or review its rating of the financial strength or claims-paying ability of any Company Insurance Subsidiary or imposed conditions (financial or otherwise) on retaining any currently held rating assigned to any Company Insurance Subsidiary which is rated as of the date of this Agreement, and the Company has no reason (other than the entry into the Agreement and the transactions contemplated hereby) to believe that any rating presently held by the Company Insurance Subsidiaries is likely to be modified, qualified, lowered or placed under such surveillance for any reason.

               (e) Except as reflected in the financial statements included in the Company Reports, neither the Company nor any Company Subsidiary has any material accrued and unreported liability or obligation with respect to assessments by or from state insurance guaranty funds.

               (f) The Company and the Company Insurance Subsidiaries have filed all reports, statements, documents, registrations, filings or submissions (including without limitation any sales material) required to be filed with any Governmental Authority in the manner prescribed by applicable Laws, except for any such non-compliance or failure to make any such filing or filings which is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company. All such reports, registrations, filings and submissions were in compliance with Law when filed or as amended or supplemented, and no deficiencies have been asserted in writing by any such Governmental Authority with respect to such reports, registrations, filings or submissions that have not been remedied, except for any non-compliance or deficiencies which is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on the Company.

               (g) The Company has made available to Parent true, correct and complete copies of each report dated after January 1, 1998 (or the most recent draft thereof, to the extent any final report is not available) reflecting the results of any financial examinations or market-conduct examinations of any of the Company Insurance Subsidiaries conducted by any Governmental Authority.

        3.23 Investment Company. Neither the Company nor any Company Subsidiary is an "investment company" as defined under the Investment Company Act of 1940, as amended.

        3.24 Insurance. The Company and the Company Subsidiaries maintain in surance coverage adequate for the operation of their respective businesses. The in surance maintained by the Company and the Company Subsidiaries insures against risks and liabilities to the extent and in the manner reasonably deemed appropriate and sufficient by the Company or such Company Subsidiary.

        3.25   Transactions with Affiliates.

               (a) All transactions, agreements, arrangements or understandings between the Company or any of the Company's Subsidiaries, on the one hand, and the Company's affiliates (other than wholly owned subsidiaries of the Company) or other Persons, on the other hand, that are required to be disclosed in the Company Reports in accordance with Item 404 of Schedule S-K under the Securities Act have been so disclosed. Since December 31, 1999, there have been no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and the Company's affiliates (other than wholly owned subsidiaries of the Company) or other Persons, on the other hand, that are required to be disclosed under the Exchange Act pursuant to Item 404 of Schedule S- K under the Securities Act which have not already been disclosed in the Company Reports.

               (b) Each Company Insurance Subsidiary has filed any required notices or amendments to filings with and has received any required approvals or consents from appropriate Insurance Authorities under applicable holding company system laws with respect to each transaction, agreement, arrangement or understanding (an "Affiliate Transaction") between such Company Insurance Subsidiary, on the one hand, and the Company or any affiliate of such Company Insurance Subsidiary, on the other hand. The terms and conditions of each such Affiliate Transaction complied in all material respects with the requirements of the applicable Insurance Laws. For purposes of this Section, "affiliate" of a Company Insurance Subsidiary has the meaning provided for under the applicable insurance holding company system laws of the domiciliary state of such Company Insurance Subsidiaries.

        3.26 Agents and Brokers. Except as set forth in Schedule 3.26 of the Company Disclosure Letter, no insurance agent, manager, reinsurance intermediary, broker or distributor, or group of related agents, reinsurance intermediaries, brokers or distributors singly or in the aggregate, accounted for more than five percent of the consolidated gross written premium income of the Company and the Company Insurance Subsidiaries for the year ended December 31, 1999.

        3.27 Threats of Cancellation. Except as set forth in Schedule 3.27 of the Company Disclosure Letter, since December 31, 1999 no policyholder, affiliated group of policyholders, or Persons writing, selling, or producing, either directly or through reinsurance assumed, insurance business that individually or in the aggregate for each such policyholder, group or Person, respectively, accounted for (i) 5% or more of the annual gross written premium income (as determined in accordance with SAP) of the Company and the Company Insurance Subsidiaries or (ii) 1% of the unearned premium reserves of the Company and the Company Insurance Subsidiaries, in each case at or for the twelve-month period then ended, has terminated or, to the knowledge of the Responsible Executive Officers after due inquiry, threatened to terminate its relationship with the Company or any Company Insurance Subsidiary either as a result of the transactions contemplated by this Agreement, the Stock Option Agreement or otherwise.

        3.28 Risk-Based Capital; IRIS Ratios. Prior to the date hereof, the Company has included in the data room made available to Parent true and complete copies, or true and accurate summaries of any analyses, reports and other data prepared by any Company Subsidiary which is an insurance company or submitted by any Company Subsidiary which is an insurance company to any insurance regulatory authority relating to risk-based capital calculations or IRIS ratios as of December 31, 1999.

        3.29 Company Investment Assets. The Company SAP Statements for each Company Insurance Company for the year ended December 31, 1999, to the extent required by law, set forth a list, which list is accurate and complete in all material respects, of all Company Investment Assets owned by such Company Insurance Company as of December 31, 1999, together with the cost basis book or amortized value, as the case may be, of such Company Investment Assets as of December 31, 1999. As used in this Agreement, "Company Investment Assets" means bonds, stocks, mortgage loans or other investments that are carried on the books and records of the Company and the Company Insurance Companies.

        3.30 Surplus Relief Agreements. Except as set forth on Schedule 3.30 of the Company Disclosure Letter, other than for reimbursements in the nature of salvage, subrogation and other similar recoveries, none of the Company Insurance Subsidiaries has any written or oral agreements, commitments or understandings other than those provided or otherwise disclosed to Parent prior to the date hereof, with any of their respective reinsurers which obligate any of them to reimburse any reinsurer for negative experience under the reinsurance agreements or otherwise reimburse the reinsurer for liabilities transferred under the reinsurance agreements.

                                    ARTICLE 4

                        REPRESENTATIONS AND WARRANTIES OF
                              PARENT AND MERGER SUB

        Except as disclosed in Parent's Form 10-K for the year ended December 31, 1999 or Parent's Form 10-Qs and Form 8-Ks filed since December 31, 1999 and prior to the date hereof, each of Parent and Merger Sub hereby represents and warrants to the Company as follows:

        4.1    Organization, Good Standing and Power.

               (a) Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Parent is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties make such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on Parent (as defined below). As used in this Agreement, the phrase "Material Adverse Effect on Parent" means a material adverse effect on the condition (financial or otherwise), properties, business, or results of operations of Parent and its subsidiaries taken as a whole, other than (i) effects caused by changes in general economic or securities markets conditions,
(ii) changes or conditions that affect the U.S. property-casualty insurance industry in general, (iii) changes in GAAP or statutory accounting practices prescribed or permitted by the applicable insurance regulatory authority and
(iv) effects resulting from the announcement of this Agreement and the transactions contemplated hereby. Parent has delivered to the Company complete and correct copies of its certificate of incorporation, by-laws or other organizational documents and all amendments thereto to the date hereof.

               (b) Merger Sub is a corporation, validly existing and in good standing under the Laws of the State of Delaware.

        4.2    Capitalization.

               (a) The authorized capital stock of Parent as of June 30, 2000, as adjusted on a pro forma basis to reflect the Parent Common Stock split in the form of a 50 percent Parent Common Stock dividend paid July 28, 2000 consists of 5 billion shares of Parent Common Stock, of which 2,313,833,718 were issued and outstanding and 177,225,831 were held in treasury and 6,000,000 preferred shares, of which no shares were outstanding. All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. All of the shares of Parent Common Stock to be issued in exchange for Company Common Stock at the Effective Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. As of June 30, 2000, there were 38,513,647 shares of Parent Common Stock, as adjusted on a pro forma basis to reflect the Parent Common Stock split in the form of a 50 percent Parent Common Stock dividend paid July 28, 2000, reserved for issuance pursuant to various Parent employee benefit plans, and there were no other options, convertible securities, warrants or rights to purchase or acquire from Parent any capital stock of Parent or other contracts, commitments, agreements, understandings, arrangements or restrictions by which Parent is bound to issue any additional shares of its capital stock or other securities.

               (b) As of the date hereof, the authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which are issued and outstanding and owned by Parent. All such outstanding shares are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

        4.3 Authority; Enforceability. Each of Parent and Merger Sub has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub, as applicable, and this Agreement and the Stock Option Agreement have been duly executed and delivered by Parent and Merger Sub, as applicable, and constitute the valid and binding obligation of each such party, enforceable against it in accordance with its terms, (i) except as may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to enforcement of creditors' rights generally and (ii) subject to general principles of equity.

        4.4    Non-Contravention; Consents.

               (a) Neither the execution, delivery and performance by Parent or Merger Sub of this Agreement or the Stock Option Agreement, nor the consummation by the Parent or Merger Sub of the transactions contemplated hereby or thereby, nor compliance by Parent or Merger Sub with any of the provisions hereof, will:

                      (i) violate, conflict with, result in a breach of any provision of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by, result in a change in the rights or obligations of any party under, or result in a right of termination or acceleration, or the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or Merger Sub, under any of the terms, conditions or provisions of (x) its respective organizational documents, or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Parent is a party, or by which Parent may be bound, or to which Parent or its properties or assets may be subject, and that, in any such event specified in this clause (y), is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent; or

                      (ii) violate any valid and enforceable judgement, ruling, order, writ, injunction, decree, or any statute, rule or regulation applicable to Parent or any of its respective properties or assets where such violation is, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on Parent or to prevent, hinder or materially delay the ability of Parent to consummate the transactions contemplated by this Agreement.

               (b) Except for (i) the filing of the applications and notices, with applicable Insurance Authorities and the approval of such applications or the grant of required licenses by such authorities or the expiration of any applicable waiting periods thereunder, (ii) the filing of notification and report forms under the HSR Act and the expiration or termination of any applicable waiting period thereunder, (iii) the filing with the SEC of a Proxy Statement relating to the meeting of the Company's stockholders to be held in connection with this Agreement and the transactions contemplated hereby and the filing and declaration of effectiveness of the Registration Statement relating to the shares of Parent Common Stock to be issued in the Merger, (iv) filings with state securities or "blue sky" laws,
(v) the filing of the Connecticut Certificate of Merger with the Secretary of State of the State of Connecticut pursuant to the CBCA, (vi) the filing of the Delaware Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (vii) the approval of the listing of the Parent Common Stock to be issued in the Merger on the New York Stock Exchange and
(viii) the filing of the Schedule 13D, no notices to, consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are necessary in connection with the execution and delivery by Parent of this Agreement or the Stock Option Agreement and the consummation by Parent of the transactions contemplated hereby and thereby, except for such notices, consents, approvals, filing or registrations, the failure of which to be made or obtained is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on Parent.

        4.5 SEC Documents; GAAP Financial Statements. Parent has timely filed all required forms, reports, schedules, statements and other documents (including exhibits and all other information incorporated therein) with the SEC since January 1, 1998. Parent has delivered or made available to the Company all registration statements, proxy statements, annual reports, quarterly reports and reports on Form 8-K filed by Parent with the SEC since January 1, 1998 and prior to the date hereof (as such documents have been amended since the time of their filing, collectively, the "Parent Reports"). As of the respective dates or, if amended, as of the date of the last such amendment, the Parent Reports (i) were timely filed and complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent Reports, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Parent included in the Parent Reports complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published ruled and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments).

        4.6 Absence of Certain Changes or Events. Except as disclosed in the Parent Reports, since December 31, 1999, there has not been any change, event, condition (financial or otherwise) or state of circumstances or facts which, individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect on Parent.

        4.7 Registration Statement, Etc. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (i) the Registration Statement, (ii) the Proxy Statement and (iii) any other documents to be filed with the SEC in connection with the transactions contemplated hereby will, at the respective times such documents are filed and at the time such documents become effective or at the time any amendment or supplement thereto becomes effective contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading and, in the case of the Registration Statement, when it becomes effective or at the time any amendment or supplement thereto becomes effective, cause the Registration Statement or such supplement or amendment to contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or, in the case of the Proxy Statement, when first mailed to the stockholders of the Company, or in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Stockholders' Meeting, cause the Proxy Statement or any amendment thereof or supplement thereto to contain any untrue statement of a material fact, or omit to state any material fact required or be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that Parent is responsible for filing with the SEC and any other regulatory agency in connection with the Merger will comply as to form in all material respects with the provisions of applicable Law, except that no representation is made by Parent with respect to statements made therein based on information supplied by or on behalf of Company expressly for inclusion therein or with respect to information concerning the Company which is included or incorporated by reference in the Registration Statement or the Proxy Statement.

        4.8 Brokers and Finders. Neither Parent nor any of its officers, directors or employees, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for Parent, in connection with this Agreement, the Stock Option Agreement or any of the transactions contemplated hereby or thereby, except that Parent has retained Morgan Stanley Dean Witter as its financial advisor, whose fees and expenses will be paid by Parent.

        4.9 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

        4.10 Tax-Free Reorganization. Neither the Parent, Merger Sub or any other subsidiary of Parent has taken any action or failed to take any action which action or failure to take action could jeopardize the qualification of the Merger within the meaning of Section 368(a) of the Code.

        4.11 Headquarters. Parent's current intention is to maintain the headquarters of the Surviving Corporation at its existing Hartford location for the foreseeable future.

                                    ARTICLE 5

                        CONDUCT AND TRANSACTIONS PRIOR TO
                        EFFECTIVE TIME; CERTAIN COVENANTS

        5.1 Access and Information. Upon reasonable notice to a Responsible Executive Officer and for any purpose reasonably related to the transactions contemplated by the Agreement, the Company shall (and shall cause the Company Subsidiaries to) give to Parent and Parent's accountants, counsel and other representatives reasonable access during normal business hours throughout the period prior to the Effective Time to all of its and its Subsidiaries' properties, books, contracts, information systems, commitments and records (including Tax Returns, audit work papers and insurance policies) and shall permit them to consult with its and its Subsidiaries' respective officers, employees, auditors, actuaries, attorneys and agents; provided, however, that any such access shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or the Company Subsidiaries. All information provided pursuant to this Section 5.1 shall be deemed "Evaluation Material" subject to the Confidentiality Agreement dated as of June 23, 2000 (the "Confidentiality Agreement"), between the Company and Parent. No information received pursuant to this Section 5.1 shall affect or be deemed to modify any representations or warranties of the Company herein.

        5.2    Conduct of Business Pending Merger.

               (a) The Company agrees that from the date hereof through the Effective Time, except as expressly contemplated by this Agreement (including the Company Disclosure Letter) or to the extent that Parent shall otherwise consent in writing, the Company and the Company Subsidiaries will operate their businesses only in the ordinary course consistent with past practice (including in respect of underwriting standards and reserving guidelines); and, consistent with such operation, will use reasonable best efforts consistent with past practices to preserve their business organizations intact and maintain their existing relations and goodwill with their officers, employees, brokers and agents, third party administrators, policyholders, insureds and reinsurers, borrowers, customers, client companies, distributors, creditors, lessors and others with whom business relationships exist and will further exercise reasonable best efforts to maintain their existing relationships with their employees in general.

               (b) The Company agrees that from the date hereof through the Effective Time, except as expressly contemplated by this Agreement, the Company Disclosure Letter or the Stock Option Agreement or as otherwise consented to by Parent in writing (i) neither it nor any Company Subsidiary will change any provision of its Certificate of Incorporation or by-laws or similar or comparable governing or organizational documents or, in the case of the Company, amend, modify or terminate the Rights Agreement; (ii) it will not make, declare or pay dividend or make any other distribution with respect to any shares of capital stock, except regular quarterly cash dividends with respect to the Company Common Stock (not to exceed $0.44 per share per quarter); (iii) split, combine or reclassify its outstanding shares of capital stock; and (iv) except in connection with the issuance of shares of Company Common Stock pursuant to the exercise of presently outstanding Company Options and except actions taken involving the Capital Securities pursuant to Section 5.18(a), it will not directly or indirectly sell, issue, encumber or otherwise dispose or redeem, purchase or otherwise acquire any shares of its outstanding capital stock, change the number of shares of its authorized or issued capital stock or issue or grant any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock.

               (c) The Company agrees that from the date hereof through the Effective Time it will not take or permit any Company Subsidiary to take any of the following actions, except to the extent consented to by Parent in writing:

                      (i) except in the ordinary course of business consistent with past practices, enter into any agreement representing an obligation for indebtedness for borrowed money or increase the principal amount of indebtedness under any existing agreement or assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, firm or corporation, or take any of the actions specified in this Section 5.2(c)(i) providing for obligations which, individually or in the aggregate, are in excess of $250,000;

                      (ii) except in the ordinary course of business consistent with past practices, mortgage, pledge or encumber any of its properties or assets;

                      (iii) except as may be required by Law or except in the ordinary course of business consistent with past practices previously disclosed to Parent, (x) take any action to amend or terminate any Company Employee Plan or grant new or additional incentive compensation awards or increase the compensation (including bonuses) of any of its current or former officers, employees or directors or (y) adopt any other plan, program, arrangement or practice providing new or increased benefits or compensation to its current or former officers, employees or directors;

                      (iv) materially amend or cancel or agree to the material amendment or cancellation of any agreement, treaty or arrangement which is material to the Company and the Company Subsidiaries on a consolidated basis or to the Company Insurance Subsidiaries on a consolidated basis, or enter into any new agreement, treaty or arrangement which is material to the Company and the Company Subsidiaries on a consolidated basis or to the

        Company Insurance Subsidiaries on a consolidated basis (other than the renewal of any existing agreements, treaties or arrangements);

                      (v) enter into any negotiation with respect to, or adopt or amend in any material respect, any collective bargaining agreement;

                      (vi) make any material change in any underwriting, investment, reserving, claims administration, financial reporting or accounting methods, principles or practices used by the Company or any Company Subsidiary in connection with the business of the Company or such Company Subsidiary, including without limitation any change with respect to establishment of reserves for losses and loss adjustment expenses, except insofar as may be required by a change in generally accepted accounting principles, tax accounting principles or statutory accounting practices prescribed by any applicable Governmental Authority or as may be required by Law;

                      (vii) except for transactions between or among the Company and a Company Subsidiary, pay, loan or advance (other than the payment of compensation, directors' fees or reimbursements of expenses in the ordinary course of business and other than as may be required by any agreement in effect as of the date hereof) any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any material agreement or arrangement with, any of its officers or directors or any "affiliate" or "associate" of any of its officers or directors (as such terms are defined in Rule 405 promulgated under the Securities Act);

                      (viii) make or rescind any express or deemed election relating to Taxes; make a request for a Tax Ruling or enter into a Closing Agreement; settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes; or make a material change to any of its methods of reporting income, deductions or accounting for federal income tax purposes from those employed in the preparation of its federal income tax return for the taxable year ending December 31, 1998, except as may be required by applicable Law;

                      (ix) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) other than policy claims in the ordinary course of business;

                      (x) other than consistent with past practice, materially alter the mix of investment assets of the Company or any Company Subsidiary or the duration or credit quality of such assets or alter or amend in any material respect their existing investment guidelines or policies which have been previously provided to Parent;

                      (xi) materially alter the profile of the insurance liabilities of the Company Insurance Subsidiaries or materially alter the pricing practices or policies of the Company Insurance Subsidiaries (it being understood and agreed that nothing contained herein shall permit the Company or any of the Company Subsidiaries to enter into or engage in (through acquisition, product extension or otherwise) the business of selling any products or services materially different from existing products or services of the Company and its Subsidiaries or to enter into or engage in new lines of business (as such term is defined in the National Association of Insurance Commissioner s instructions for the preparation of the annual statement form) without Parent's prior written approval);

                      (xii) except in the ordinary course of business, lease or otherwise dispose of or transfer any of its assets (including capital stock of the Company Subsidiaries);

                      (xiii) make, authorize or agree to make any capital expenditure or expenditures, or enter into any agreement or agreements providing for payments which, individually are in excess of $50,000, or in the aggregate are in excess of $1,000,000;

                      (xiv) except pursuant to contractual commitments in effect on the date hereof and disclosed in the Company Disclosure Letter, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or except in the ordinary course of business consistent with past practices otherwise acquire or agree to acquire any assets or securities in each case other than portfolio investments or venture capital investments;

                      (xv) take any action or omit to take any action that would, or is reasonably likely to, result in any of its representations and warranties in this Agreement becoming untrue, or in any of the conditions to the Merger set forth in Article 6 not being satisfied;

                      (xvi) enter into any agreement containing any provision or covenant limiting in any respect the ability of the Company or any Company Subsidiary or affiliate to (x) sell any products or services of or to any other Person, (y) engage in any line of business or (z) compete with or to obtain products or services from any Person or limiting the ability of any Person to provide products or services to the Company or any of its Subsidiaries or Affiliates; and



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



                      (xvii) authorize or enter into any agreement, or commit or agree, to take any of the actions described in Section 5.2(b) or elsewhere in this Section 5.2(c).

               (d) The Company agrees that from the date hereof through the Effective Time, the Company shall, and shall cause the Company Subsidiaries to:

                      (i) promptly notify Parent of the occurrence of or any fact or circumstance reasonably likely to result in the occurrence of any material change in its condition (financial or other), business, results of operations or prospects or any Material Adverse Effect on the Company, or any material litigation or material governmental complaints, investigations or hearings (or communications in writing indicating that such litigation, complaints, investigations or hearings may be contemplated), the breach of any representation or warranty contained herein or any material failure of it to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and shall use reasonable best efforts to prevent or remedy the same; provided, however, that the delivery of notice pursuant to this Section 5.2 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice;

                      (ii) promptly deliver to Parent true and correct copies of any report, statement or schedule filed with the SEC and any public communication released by the Company or the Company Subsidiaries subsequent to the date of this Agreement; and

                      (iii) use reasonable best efforts to maintain insurance with financially responsible companies in such amounts and against such risks and losses as are customary for such party.

        5.3 No Solicitations. The Company agrees that neither it nor any of the Company Subsidiaries, nor any of their respective officers or directors shall, and that it shall direct and use its best efforts to cause its and the Company Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant) not to, directly or indirectly, (i) solicit, initiate, encourage or otherwise facilitate any inquiries or the submission of any Acquisition Proposal (as defined herein) or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that nothing contained in this Section 5.3 shall prohibit the Board of Directors of the Company (and its authorized representatives) from: (x) furnishing information to, or entering into discussions or negotiations with, any Person that makes an unsolicited bona fide written Acquisition Proposal from and after the date of this Agreement which did not result from a breach of this Section 5.3 if, and only to the extent that (A) the Board of

Directors of the Company after consultation with and taking into account the advice of outside counsel, determines in good faith that in order for the Board of Directors of the Company to comply with its fiduciary duties to stockholders under applicable Law it is necessary to take such action, (B) prior to taking such action, the Company receives from such Person an executed confidentiality agreement having substantially the same terms as the Confidentiality Agreement and (C) the Company determines in good faith (after consultation with and taking into account the advice of its financial advisor and after receipt of, and taking into account the advice of, outside counsel) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and the proposal would, if consummated, result in a more favorable transaction than the transactions contemplated by this Agreement, taking into account the long term prospects and interests of the Company and its stockholders (such more favorable Acquisition Proposal hereinafter referred to as a "Superior Proposal"); or (y) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this
Section 5.3 and in the Confidentiality Agreement (as defined in Section 5.1). The Company agrees that it will notify Parent immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers and thereafter shall keep Parent informed, on a current basis, on the status and terms of any such proposals or offers and the status of any such discussions or negotiations. The Company also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring it or any of its Subsidiaries to return all written confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries. For purposes of this Agreement, "Acquisition Proposal" means any inquiry, proposal or offer from any Person relating to any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or the assets of the Company or any of its significant Subsidiaries (as defined in Rule 1-02(w) of Regulation S-X promulgated under the Exchange Act) (a "Significant Subsidiary"), or 15% or more of any class of equity securities of the Company or any of its Significant Subsidiaries, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class of equity securities of the Company or any of its Significant Subsidiaries, any reinsurance transaction entered into outside the ordinary course of business involving more than 15% of any Significant Subsidiary's assets or policyholder liabilities, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the

Company or any of its Significant Subsidiaries; provided that (w) the transactions contemplated by this Agreement, (x) any activities of Employees' Reinsurance Corporation taken with respect to its existing interest in the Company in accordance with the terms of existing arrangements, (y) any discussions conducted by or on behalf of the Company and Employees' Reinsurance Corporation with a view to satisfying the condition contained in Section 6.3(l), or (z) any activities in connection with the proposed disposition of Integrated Process Technologies LLC, shall not be deemed to be an Acquisition Proposal.

        5.4 Fiduciary Duties. Except if the Board of Directors of the Company determines in good faith, following consultation with and taking into account the advice of outside counsel and its financial advisor, that it is necessary to do so in order to comply with its fiduciary duties to stockholders under applicable law, the Board of Directors of the Company shall not (i) withdraw or modify in a manner adverse to Parent, the approval or recommendation by such Board of Directors of this Agreement or the Merger, or (ii) approve, recommend or cause the Company to enter into any agreement with respect to any Acquisition Proposal. If the Board of Directors determines in good faith (after consultation with and taking into account the advice of its financial advisors) that an Acquisition Proposal is a Superior Proposal, the Board of Directors may
(w) withdraw or modify its approval or recommendation of this Agreement and the Merger, (x) approve or recommend such Superior Proposal or (y) cause the Company to enter into a definitive agreement providing for the consummation of a transaction with respect to such Superior Proposal and terminate this Agreement in accordance with Section 7.1(b)(iv). Notwithstanding anything contained in this Agreement to the contrary, any action by or on behalf of the Board of Directors of the Company permitted by this Section 5.4 shall not constitute a breach of this Agreement by the Company.

        5.5 Certain Fees. In the event that (i) an Acquisition Proposal shall have been made to the Company or any of its subsidiaries or any of its stockholders or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal and thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 7.1(b)(v) or Section 7.1(c)(iv) or (ii) this Agreement is terminated (x) by the Company pursuant to Section 7.1(b)(iv) or (y) by Parent pursuant to Section 7.1(c)(ii) (only in the case of termination due to willful or intentional breach), Section 7.1(c)(v) or Section 7.1(c)(vi), then the Company shall promptly, but in no event later than two days after the date of such termination, pay Parent a termination fee of $45 million and shall promptly, but in no event later than two days after being notified of such by Parent, pay or reimburse all of the reasonable out-of-pocket charges and expenses, including those of the Exchange Agent, incurred by Parent or Merger Sub in connection with this Agreement and the Stock Option Agreement and the transactions contemplated by this Agreement and the Stock Option Agreement up to a maximum amount of $5 million (the "Parent Expenses"), in each case payable by wire transfer of same day funds or (iii) Parent terminates this Agreement pursuant to Section 7.1(c)(ii) other than due to willful or intentional


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



breaches, then the Company shall promptly, but in no event later than two days after being notified of such termination by Parent, pay to Parent the Parent Expenses; provided, however, that no fee shall be payable to Parent pursuant to clause (i) of this Section 5.5 unless and until (I) any Person (other than Parent) (an "Acquiring Party") has acquired, by purchase, merger, consolidation, sale, assignment, lease, transfer or otherwise, in one transaction or any related series of transactions within 15 months of such termination, a majority of the voting power of the outstanding securities of the Company or all or substantially all of the assets of the Company or (II) the Company or one of its subsidiaries and an Acquiring Party have entered into a definitive agreement with respect to a merger, consolidation or similar business combination within 15 months of such termination. The Company acknowledges that the agreements contained in this Section 5.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 5.5, and, in order to obtain such payment, Parent or Merger Sub commences a suit which results in a judgment against the Company for the fee set forth in this Section 5.5, the Company shall pay to Parent or Merger Sub its costs and expenses (including reasonable attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

        5.6 Takeover Statutes. If any "fair price," "moratorium," "control share acquisition," "business combination," "stockholder protection," "interested shareholder" or other similar antitakeover statute or regulation enacted under state or federal Law shall become applicable to the Merger or any of the other transactions contemplated hereby and the Stock Option Agreement, each of the Company and Parent and the Board of Directors of each of the Company and Parent shall grant such approvals and take such actions as are necessary so that the Merger and the other transactions contemplated hereby and the Stock Option Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise use reasonable efforts to eliminate or minimize the effects of such statute or regulation on the Merger and the other transactions contemplated hereby.

        5.7 Consents. Each of the Company and Parent will cooperate with each other and use their respective reasonable best efforts to obtain the written consent or approval of each and every Governmental Authority and other regulatory body, the consent or approval of which shall be required in order to permit Parent, Merger Sub and the Company to consummate the transactions contemplated by this Agreement. The Company will use reasonable best efforts to obtain the written consent or approval, in form and substance reasonably satisfactory to Parent, of each Person whose consent or approval shall be required in order to permit Parent, Merger Sub and the Company to consummate the transactions contemplated by this Agreement; provided, however, that nothing in this Section 5.7 shall require, or be construed to require, Parent in connection with the receipt of any regulatory approval, to proffer to, or agree to any conditions relating to the Company or Parent, in either case, imposed by or in connection with such consents on the operations of any asset or businesses of the parties which is reasonably likely to materially and adversely impact the economic or business benefits to Parent and its subsidiaries of the transactions contemplated hereby.

        5.8 Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto will promptly file and prosecute diligently the applications and related documents required to be filed by such party with any third party or applicable Governmental Authority in order to effect the transactions contemplated hereby and the Stock Option Agreement, including filings under the HSR Act requesting early termination of the applicable waiting period and filings with Insurance Authorities. Each party hereto agrees to cooperate with each other and to use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the Merger and other transactions contemplated by this Agreement and the Stock Option Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or the Stock Option Agreement, the proper officers and directors of each corporation which is a party to this Agreement shall take all such necessary action. Each of the parties hereto agrees to defend vigorously against any actions, suits or proceedings in which such party is named as defendant which seeks to enjoin, restrain or prohibit the transactions contemplated hereby or seeks damages with respect to such transactions.

        The Company and Parent shall promptly advise each other upon receiving any communication from any third party or Governmental Authority whose consent or approval is required for consummation of the transactions contemplated by this Agreement or the Stock Option Agreement. The Company and Parent shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions to any third party or Governmental Authority. The Company and the Parent shall provide the other with a draft copy before submission and as-filed copies of all filings and submissions with third parties and Governmental Authorities and shall provide the other with a reasonable opportunity to comment upon all such draft copies. The Company and Parent agree that, to the extent permitted and feasible and reasonable, all meetings with any third party or Governmental Authority (whether in person, by telephone or other means of instantaneous communication) regarding the transactions contemplated hereby shall include representatives of the Company and Parent unless such parties jointly decide otherwise.

               The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement and the Stock Option Agreement.

        5.9 New York Stock Exchange Listing. Parent will use reasonable best efforts to cause to be approved for listing on the New York Stock Exchange subject to official notice of issuance, a sufficient number of shares of Parent Common Stock to be issued in the Merger.

        5.10   Registration Statement; Stockholder Approvals.

               (a) As soon as is reasonably practicable after the execution of this Agreement, Parent shall prepare and file with the SEC the Registration Statement and Parent and the Company shall prepare and file with the SEC the Prospectus/Proxy Statement. Parent and the Company shall use reasonable best efforts to cause the Registration Statement to become effective under the Securities Act as promptly as practicable after such filing and promptly thereafter mail the Prospectus/Proxy Statement to the stockholders of the Company. Parent shall also take all reasonable actions required to be taken under any applicable state blue sky or securities Laws in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement. Each party hereto shall furnish all information concerning it and the holders of its capital stock as the other party hereto may reasonably request in connection with such actions.

               (b) The Company shall call a Stockholders' Meeting to be held as soon as practicable after the date hereof for the purpose of voting upon the Merger and this Agreement. Subject to Section 5.4, (i) the Company shall mail the Proxy Statement to its stockholders, (ii) the Board of Directors of the Company shall recommend to its stockholders the approval of the Merger and this Agreement, and (iii) the Company shall use reasonable best efforts to obtain such stockholder approval. Without limiting the generality of the foregoing, the Company agrees that, subject to its right to terminate this Agreement pursuant to Section 7.1(b)(iv), its obligations pursuant to this Section 5.10(b) shall not be affected by the commencement, public proposal, public disclosure or communication to Company of any Acquisition Proposal.

               (c) The Company shall use reasonable best efforts to cause to be delivered to Parent a letter from PricewaterhouseCoopers LLP, dated a date within two business days before each of the date of the Registration Statement and the Closing, and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements on Form S-4.

               (d) Parent shall use reasonable best efforts to cause to be delivered to the Company a letter of PricewaterhouseCoopers LLP, dated a date within two business days before each of the date of the Registration Statement and the Closing, and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for "cold comfort" letters delivered by independent public accountants in connection with registration statements on Form S-4.

        5.11 Expenses. Subject to Section 5.5, if this Agreement is terminated for any reason without breach by any party, each party hereto shall pay its own expenses incident to preparing for, entering into, and carrying out this Agreement and the Stock Option Agreement and to consummating the Merger, except that the Company and Parent shall divide equally the costs incurred in connection with the printing and mailing of the Registration Statement, the Prospectus/Proxy Statement and related documents.

        5.12 Press Releases. Without the consent of the other parties, prior to the Effective Time none of the parties shall issue, and shall instruct their respective officers, directors, employees, investment bankers, attorneys or other advisers or representatives not to issue, any press release or make any public announcement or statement with regard to this Agreement and the Stock Option Agreement or the Merger or any of the transactions contemplated hereby or thereby; provided, however, that nothing in this Section 5.12 shall be deemed to (i) prohibit the Company or Parent from making any disclosures, press releases or announcements relating to their respective businesses or operations, or (ii) prohibit any party hereto from making any disclosure which its counsel deems necessary or advisable in order to fulfill such party's disclosure obligations imposed by Law or the rules of any national securities exchange or automated quotation system.

        5.13   Indemnification of Officers and Directors.

               (a) Until such time as the applicable statute of limitations shall have expired, Parent shall cause the Surviving Corporation to provide with respect to each present or former director and officer of the Company or any Company Subsidiary (the "Indemnified Parties"), the indemnification rights (including any rights to advancement of expenses) which such Indemnified Parties had or was made available to such Indemnified Parties, from the Company or any Company Subsidiary, immediately prior to the Merger, whether available under the CBCA, the corporate laws governing any Company Subsidiary, the Certificate of Incorporation or the By-Laws of the Company or the comparable organizational documents of any Company Subsidiary or by any contract, agreement, arrangement or course of dealing set forth on Schedule 5.13 to the Company Disclosure Letter, in each case as in effect on the date hereof.



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



               (b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 5.13, upon learning of any such claim, action, suit proceeding or investigation, shall promptly notify Parent thereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) subject to subsections (i) and (ii) below, Parent or the Surviving Corporation shall have the right to assume the defense thereof and neither Parent nor the Surviving Corporation shall be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, unless the defenses available to such Indemnified Party are different from or in addition to any defenses available to Parent or the Surviving Corporation, which in such case, Parent or the Surviving Corporation shall pay the costs and expenses of one counsel and up to one local counsel for such Indemnified Party, (ii) subject to the last clause of subsection (i) above, the Indemnified Party shall have the right to maintain a joint defense with the Indemnified Party paying its own costs and expenses, (iii) the Indemnified Parties will cooperate in the defense of any such matter and (iv) neither Parent nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent; and provided, further, that neither Parent nor the Surviving Corporation shall have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

               (c) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision will be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.13.

               (d) Immediately following the Effective Time, Parent shall cause the Surviving Corporation to (i) maintain the Company's current policies of directors' and officers' liability insurance for a period of six years after the Effective Time or (ii) maintain a run-off or tail policy or endorsement with respect to covering claims asserted within six years after the Effective Time arising from facts or events occurring at or before the Effective Time; provided, however, that in no event shall Parent be required to expend pursuant to this Section 5.13(d) on an annual basis more than an amount equal to 150% of the current annual premiums paid by the Company for such insurance and, in the event the cost of such coverage shall exceed that amount, Parent shall purchase as much coverage as possible for such amount.

               (e) This Section 5.13 shall survive the Closing and is intended to benefit the Company, the Surviving Corporation and each of the Indemnified Parties and his or her heirs and representatives (each of whom shall be entitled to enforce this Section 5.13 against Parent or the Surviving Corporation to the extent specified herein) and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

        5.14 Tax Treatment. Parent and the Company agree to treat the Merger as a reorganization within the meaning of Section 368(a) of the Code. Except as may result from Parent's determination to pay a portion of the Merger Consideration in cash in accordance with Section 1.2(c) and subject to the Company's right to terminate this Agreement pursuant to Section 7.1(d)(vi), during the period from the date of this Agreement through the Effective Time, none of Parent, the Company or any of their respective subsidiaries shall knowingly take or fail to take any action which action or failure to act would be reasonably likely to jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

        5.15   Employee Benefits.

               (a) (i) Merger Sub hereby agrees to honor and Parent shall cause Merger Sub to honor, and to make required payments when due under, all contracts, agreements, arrangements, policies, plans and commitments of the Company or any Company Subsidiary, in effect immediately prior to the Effective Time which are applicable with respect to any employee, officer, director or executive or former employee, officer, director or executive of the Company or any Company Subsidiary (each a "Company Employee"), including the Company Employee Plans set forth on Schedule 3.13 of the Company Disclosure Letter.

                       (ii) Merger Sub hereby agrees to assume and honor and Parent shall cause Merger Sub to honor, each employment, retention, consulting or severance agreement or arrangement set forth on Schedule 3.13 of the Disclosure Letter that was entered into by and between the Company and any Company Employee that is in effect immediately prior to the Effective Time (each such agreement or arrangement, an "Employee Agreement").

               (b) Merger Sub hereby agrees that for a period of one year immediately following the Effective Time, it shall continue to provide benefits under employee benefit, incentive compensation, welfare and fringe benefit plans, programs and policies for the benefit of Company Employees (other than stock options or other plans involving the issuance of securities by Parent or Merger Sub) which in the aggregate provide benefits that are no less favorable than those provided to them under the Company Employee Plans immediately prior to the Effective Time.

               (c) Merger Sub hereby agrees that following the Effective Time, no Company Employee shall be entitled to fewer annual vacation days than those to which such individual was entitled on the date hereof.



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



               (d) Merger Sub hereby agrees that for a period of two years immediately following the Effective Time, it shall, or shall cause the Surviving Corporation to, provide severance benefits to employees of the Company and any Company Subsidiary who are terminated by Parent or the Surviving Corporation at any time during such two year period in an amount equal to the severance payable under the Company's Employees' Severance Plan as in effect on the Effective Time.

               (e) Parent hereby agrees that following the Effective Time, it shall or shall cause Merger Sub to, continue to maintain the Company's Directors Charitable Endowment Program as in effect on the Effective Time, without any amendment thereto which is adverse to the participants therein. Any and all obligations of the Company under such program may be satisfied by Parent or any other entity designated by Parent.

               (f) For purposes of all employee benefit plans, programs and arrangements maintained by or contributed to by Parent and its Subsidiaries (including, without limitation, the Surviving Corporation) and for which Company Employees become eligible, Parent shall, or shall cause its Subsidiaries to, cause each such plan, program or arrangement to treat the prior service with the Company or any Company Subsidiary of each Company Employee (to the same extent such service is recognized under analogous plans, programs or arrangements of the Company or any Company Subsidiary prior to the Effective Time) as service rendered to Parent or its Subsidiaries, as the case may be, for purposes of eligibility to participate, vesting, benefit accrual (other than benefit accrual under any defined benefit pension plan) and determination of benefit levels thereunder; provided, however, that any benefits provided by Parent under any (i) employee benefit plans, as defined in section 3(3) of ERISA, (ii) nonqualified employee benefit or deferred compensation plans, stock option, bonus or incentive plans or (iii) other employee benefit or fringe benefit programs, that may be in effect generally for employees of Parent or its Subsidiaries from time to time, shall be reduced by benefits in respect of the same years of service under analogous plans, programs and arrangements maintained by or contributed to by the Company, the Surviving Corporation or their Subsidiaries. Parent and Merger Sub shall (x) waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Company Employees under any welfare benefit plans that such Company Employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare benefit plan maintained for the Company Employees immediately prior to the Effective Time and (y) provide each Company Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time.



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



               (g) As soon as practicable following the Effective Time, Parent shall, or shall cause Merger Sub, to pay each participant in the Company's long term and short term incentive plans, in accordance with the terms and conditions of such plans, a lump sum amount in cash with respect to each performance cycle which includes the Effective Time, calculated based upon the assumption of achievement of target performance levels under each applicable plan with respect to each applicable performance cycle. Where the award with respect to the target performance level is denominated as a range, such payment shall be the amount (within such range) mutually agreed to by Parent and the Company.

               (h) With respect to each Company Employee who, immediately prior to the Effective Time, is a participant in the Company Employees' Retirement Plan and Trust, the Company Excess Retirement Plan, or the Company Top Hat Plan (collectively, the "Company Pension Plans"), the Company Pension Plans shall not be terminated or amended in any manner which is adverse in more than a de minimis way to such participant for a period of one year immediately following the Effective Time. At no time shall any benefits which are accrued by the participants in the Company Pension Plans prior to such one year anniversary be reduced. With respect to each Company Employee who, immediately prior to the Effective Time, has attained at least age 50, the Company Retiree Life and Health Insurance Program shall not, for a period of one year immediately following the Effective Time, be terminated or amended in any manner which is adverse in more than a de minimis way to any such individual.

        5.16 Rule 145. The Company shall use reasonable best efforts to cause each Person who the Company or Parent believes, at the time of the Stockholders Meeting, is an "affiliate" for purposes of Rule 145 under the Securities Act, to deliver to Parent on or prior to such date a written agreement in terms reasonably satisfactory to Parent, that such Person will not offer to sell, transfer or otherwise dispose of any of the shares of Parent Common Stock issued to such Person pursuant to the Merger, except in accordance with the applicable provisions of Rule 145, and except in other transactions that are not in violation of the Securities Act. Schedule 5.16 of the Company Disclosure Letter sets forth a list of those persons who the Company believes, at the date hereof, are "affiliates" for purposes of Rule 145 under the Securities Act. The Company shall provide to Parent such information and documents as Parent shall reasonably request for purposes of identifying "affiliates". There shall be added to Section 5.16 of the Company Disclosure Letter the names and addresses of any other Person subsequently identified by either Parent or the Company as a Person who may be deemed to be such an affiliate of the Company; provided, however, that no such Person identified by Parent shall be added to the list of affiliates of the Company if Parent shall receive from the Company, on or before the date of the Stockholders' Meeting, an opinion of counsel reasonably satisfactory to Parent to the effect that such Person is not such an affiliate. Parent shall not be required to maintain the effectiveness of the Registration Statement or any other registration statement under the Securities Act for the purpose of resale of Parent

Common Stock by such affiliates received in the Merger and the certificates representing Parent Common Stock received by such affiliates shall bear a customary legend regarding applicable Securities Act restrictions and the provisions of this Section.

        5.17   Stock Options and Other Incentive Programs.

               (a) Prior to the Effective Time, the Company shall have taken all necessary actions so that at the Effective Time, each unexpired and unexercised stock option under the Company Stock Plans, or otherwise granted by the Company outside of any Company Stock Plan (the "Company Stock Options"), shall become immediately exercisable and will be assumed by Parent as hereinafter provided. At the Effective Time, by virtue of the Merger and without any further action on the part of the Company or the holder thereof, each Company Stock Option will be automatically converted into an option to purchase Parent Common Stock (the "New Parent Stock Options"). With respect to each such New Parent Stock Option (i) the number of shares of Parent Common Stock subject to such New Parent Stock Option will be determined by multiplying the number of shares of Company Common Stock that could have been purchased under such Company Stock Option by the Option Exchange Ratio (as hereinafter defined), and rounding any fractional share up to the nearest whole share, and
(ii) the exercise price per share of such New Parent Stock Option will be determined by dividing the exercise price per share specified in the Company Stock Option by the Option Exchange Ratio, and rounding the exercise price thus determined up to the nearest whole cent. Such New Parent Stock Option shall otherwise be subject to the same terms and conditions as such Company Stock Option. At the Effective Time, (i) all references in the Company Stock Plans, the applicable stock option or other awards agreements issued thereunder and in any other Company Stock Options to the Company shall be deemed to refer to Parent; and (ii) Parent shall assume the Company Stock Plans and all of the Company's obligations with respect to the Company Stock Options. The Option Exchange Ratio shall mean $41.00 divided by the Base Period Stock Price.

               (b) As soon as practicable after the Effective Time, to the extent necessary to provide for the registration of shares of Parent Common Stock subject to such substituted New Parent Stock Options, Parent shall file a registration statement on Form S-8 (or any successor form) with respect to such shares of Parent Common Stock and shall use its best efforts to maintain such registration statement on Form S-8 (or any successor form), including the current status of any related prospectus or prospectuses, for so long as New Parent Stock Options remain outstanding.

               (c) Parent and the Company shall take all such steps as may be required to cause the transactions contemplated by this Section 5.17(c) and any other dispositions of equity securities of the Company (including derivative securities) or acquisitions of Parent equity securities (including derivative securities) in connection with this Agreement by each individual who
(i) is a director or officer of Company or


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



(ii) at the Effective Time, will become a director or officer of Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

               (d) The restrictions with respect to all Company restricted stock awards shall lapse immediately prior to the Effective Time and the shares of previously restricted stock shall be converted in accordance with the provisions of Section 1.2(c).

        5.18   Other Actions by the Company and Parent.

               (a) Prior to the Effective Time, the board of directors of the Company shall take all necessary action to redeem, or the Company shall use its best efforts to take such other steps as Parent reasonably requests with respect to, all of the outstanding Capital Securities. Any actions taken by the Company in order to effect the intent of this Section 5.18(a) shall not be deemed to violate any other provision of this Agreement.

               (b) The Company shall coordinate with Parent the declaration, setting of record dates and payment dates of dividends on Company Common Stock so that holders of Company Common Stock do not receive dividends on both Company Common Stock and Parent Common Stock received in the Merger in respect of any calendar quarter or fail to receive a dividend on either Company Common Stock or Parent Common Stock received in the Merger in respect of any calendar quarter.

               (c) Within five (5) days of the date hereof, the Company shall deliver to Parent a list of its unadmitted reinsurance recoverables as of December 31, 1999.

               (d) Notwithstanding any provision of this Agreement to the contrary, the Company may take such actions as are necessary to donate (or to irrevocably commit to donate) the Company's collection of art to an organization recognized under Section 501(c)(3) of the Code that is not a private foundation under Section 509 of the Code, such contribution not to be covered by Section 170(e)(1)(B)(i) of the Code.

                                    ARTICLE 6

                         CONDITIONS PRECEDENT TO MERGER

        6.1 Conditions to Each Party's Obligations. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

               (a) This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock.

               (b) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making illegal, materially restricting or in any way preventing or prohibiting the Merger or the transactions contemplated by this Agreement.

               (c) The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose, or under the proxy rules of the SEC pursuant to the Exchange Act and with respect to the transactions contemplated hereby, shall be pending before or threatened by the SEC. At the effective date of the Registration Statement, the Registration Statement shall not contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, and, at the mailing date of the Prospectus/Proxy Statement and the date of the Stockholders' Meeting, the Prospectus/Proxy Statement (as amended or supplemented to that date) shall not contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements therein not misleading.

               (d) The shares of Parent Common Stock to be issued in the Merger shall have been authorized for listing on the New York Stock Exchange upon official notice of issuance.

        6.2 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions unless waived by the
Company:

               (a) (i) The representations and warranties of Parent and Merger Sub set forth in Sections 4.1, 4.2, 4.3 and 4.8 of this Agreement which are not qualified by "Material Adverse Effect on Parent" shall each be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date) and (ii) the representations and warranties of Parent and Merger Sub set forth in this Agreement other than those contemplated by clause (i) hereof (without giving effect to any qualifications as to "Material Adverse Effect," "materiality" or other similar qualifications) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any qualifications as to "Material Adverse Effect," "materiality" or other similar qualifications) are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on Parent.

               (b) Parent and Merger Sub each shall have performed in all material respects all covenants and agreements required to be performed by them under this Agreement at or prior to the Closing Date.

               (c) Parent shall furnish the Company with a certificate of its authorized officers as to compliance with the conditions set forth in Sections 6.2(a) and (b).

               (d) The waiting period applicable to the consummation of the Merger under the HSR Act and applicable Insurance Laws shall have expired or been terminated. All consents, authorizations, orders and approvals of (or filings, reports, registrations with or notifications to) any Insurance Authority or other Governmental Authority required in connection with the execution, delivery and performance of this Agreement, the failure to obtain which would prevent the consummation of the Merger or would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Parent, shall have been obtained and shall be in full force and effect.

               (e) The Company shall have received the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Company, in form and substance reasonably satisfactory to the Company, a copy of which shall be furnished to Parent, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) no gain or loss will be recognized by the stockholders of the Company with respect to the Parent Common Stock received in exchange for Company Common Stock pursuant to the Merger (except with respect to cash received as part of the Merger Consideration and received in lieu of fractional shares of Parent Common Stock). In rendering such opinion, such counsel shall be entitled to receive and rely upon representations of officers of the Company and Parent as to such matters as such counsel may reasonably request.

        6.3 Conditions to Obligations of Parent. The obligations of Parent to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions unless waived by Parent:

               (a) (i) The representations and warranties of the Company set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.18 and 3.19 of this Agreement which are not qualified by "Material Adverse Effect" shall each be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date) and
(ii) the representations and warranties of the Company set forth in this Agreement other than those contemplated by clause (i) hereof (without giving effect to any qualification as to "Material Adverse Effect," "materiality" or other similar qualifications) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation or warranty expressly speaks as of an earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any qualifications as to "Material Adverse Effect," "materiality" or other similar qualifications) are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

               (b) The Company shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement and the Stock Option Agreement at or prior to the Closing Date.

               (c) There shall not have occurred or arisen after December 31, 1999, and prior to the Effective Time, any change, event, condition (financial or otherwise), or state of circumstances or facts with respect to the Company or any of the Company Subsidiaries which are, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on the Company.

               (d) The Company shall furnish Parent with a certificate of its authorized officers as to compliance with the conditions set forth in Sections 6.3(a), (b) and (c).

               (e) Parent shall have received the opinion of Sullivan & Cromwell, counsel to Parent, in form and substance reasonably satisfactory to Parent, a copy of which shall be furnished to the Company, to the effect that
(i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) no gain or loss will be recognized by Parent, Merger Sub or the Company as a result of the Merger. In rendering such opinion, such counsel shall be entitled to receive and rely upon representations of officers of the Company and Parent as to such matters as such counsel may reasonably request.

               (f) The waiting period applicable to the consummation of the Merger under the HSR Act and applicable Insurance Laws shall have expired or been terminated. All consents, authorizations, orders and approvals of (or filings, reports, registrations with or notifications to) any Insurance Authority required in connection with the execution, delivery and performance of this Agreement shall have been obtained and shall be in full force and effect. All consents, authorizations, orders and approvals of (or filings, reports, registrations with or notifications to) any other Governmental Authority required in connection with the execution, delivery and performance of this Agreement, the failure to obtain which would prevent the consummation of the Merger or would be reasonably likely, individually or in the aggregate,
(A) to have a Material Adverse Effect on the Company, (B) to have a Material Adverse Effect on Parent, (C) to materially and adversely impact the economic or business benefits to Parent and its subsidiaries of the transactions contemplated hereby, (D) to result in criminal liability or a more than de minimis civil fine or other penalty against Parent or any of its subsidiaries, affiliates or employees, or (E) to result in Parent and its subsidiaries being prohibited from conducting, or materially limited in their ability to conduct, business in any jurisdiction, shall have been obtained and shall be in full force and effect; and no such consent or approval shall impose any condition or conditions relating to, or requiring changes or restrictions in, the operations of any asset or business of the Company, Parent or their respective subsidiaries which is reasonably likely to have a Material Adverse Effect on the Company, to have a Material Adverse Effect on Parent or to materially and adversely impact the economic or business benefits to Parent and its subsidiaries of the transactions contemplated by this Agreement.

               (g) All authorizations, consents, waivers and approvals from parties to any contracts or agreements to which the Company or any Company Subsidiary is a party, or by which either is bound, as may be required to be obtained by them in connection with the performance of this Agreement, the failure to obtain which would prevent the consummation of the Merger or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company, shall have been obtained.

               (h) The aggregate amount of Dissenting Shares shall be less than 5% of the total outstanding shares of Company Common Stock at the Effective Time.

               (i) Parent and/or Merger Sub shall have entered into an Employment Agreement with Messrs. Booth and Mercier and at least eight of the other persons identified on Exhibit 6.3(i), in substantially the form attached as Annex 6.3(i).

               (j) Parent shall have received an Affiliates Letter from each Person identified as an affiliate of the Company pursuant to Section 5.16.



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



               (k) There shall be no pending or threatened claim, action, suit or proceeding challenging, seeking to prohibit or restrain, or seeking damages in connection with the Merger or the transactions contemplated by this Agreement or the Stock Option Agreement (i) by a Governmental Entity, or by a third party or parties whose claim, action, suit or proceeding is reasonably likely to result in damages or other remedies material, individually or in the aggregate, to the results of operation of the Company and its subsidiaries for the year ended December 31, 2000.

               (l) The Company shall have redeemed, or taken such other steps to Parent's satisfaction with respect to, all of the outstanding Capital Securities.

                                    ARTICLE 7

                     TERMINATION AND ABANDONMENT OF THE MERGER

        7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the approval by the stockholders of the Company:

               (a)     by the mutual written consent of Parent and the Company;

               (b)     by the Company if:

                       (i) the Merger is not consummated on or before the close of business on March 31, 2001 (the "Termination Date"), unless the failure of such occurrence shall be due to the failure of the Company to perform or observe any covenant, agreement and condition hereof to be performed or observed by it at or before the Effective Time; provided, however, that the Company shall not be prohibited from terminating the Agreement pursuant to this Section 7.1(b)(i) as a result of the Company's failure to satisfy the condition contained in
        Section 6.3(l) if the Company has performed its agreement under Section 5.18(b);

                       (ii) there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Sections 6.1 or 6.2 would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by the Company to Parent;

                       (iii) any order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval by the stockholders of the Company);



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



                      (iv) (i) the Company is not in material breach of any of the terms of this Agreement, (ii) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (iii) Parent does not make, within five business days of receipt of the Company's written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the Board of Directors of the Company determines, in good faith after consultation with its outside counsel and financial advisors, is at least as favorable, from a financial point of view, to the stockholders of the Company as the Superior Proposal and (iv) the Company prior to such termination pays to Parent in immediately available funds any fees required to be paid pursuant to Section 5.5 (which funds may be provided by or to the Company by the person making the Superior Proposal). The Company agrees (i) that it will not enter into a binding agreement referred to in clause (x) above until at least the sixth business day after it has provided the notice to Parent required thereby and (y) to notify Parent promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification;

                      (v) the stockholders of the Company do not approve this Agreement and the Merger at the Stockholders' Meeting;

                      (vi) as a result of Parent's determination to pay a portion of the Merger Consideration in cash in accordance with Section 1.2(c), the Merger fails to qualify as a reorganization within the meaning of Section 368(a) of the Code; or

               (c)    by Parent if:

                      (i) the Merger is not consummated on or before the Termination Date, unless the failure of such occurrence shall be due to the failure of Parent or Merger Sub to perform or observe the covenants, agreements and conditions hereof to be performed or observed by them at or before the Effective Time;

                      (ii) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 6.1 or 6.3 would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by Parent to the Company;



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



                      (iii) any order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval by the stockholders of the Company);

                      (iv) the stockholders of the Company do not approve this Agreement and the Merger at the Stockholders' Meeting;

                      (v) the Board of Directors of the Company shall have approved or recommended another Acquisition Proposal or the Company shall have entered into an agreement with respect to another Acquisition Proposal; or

                      (vi) the Board of Directors of the Company shall have withdrawn or adversely modified its recommendation of this Agreement and the Merger or failed to reconfirm its recommendation of this Agreement and the Merger within five business days after a written request by Parent to do so; provided, that such time period shall be stayed during the period from when the Company first gives notice pursuant to Section 7.1(b)(iv) until three (3) business days after the earlier of Parent's response to such notice and the fifth business day after Parent's receipt of such notice.

        7.2 Effect of Termination and Abandonment. In the event of the termination of this Agreement under Section 7.1, this Agreement shall become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders except (a) as provided in Sections 5.1, 5.5 and 5.11 and (b) to the extent that such termination results from the willful or intentional breach by any party hereto of any representation, warranty or covenant hereunder.

                                    ARTICLE 8

                               GENERAL PROVISIONS

        8.1 Non-Survival. No representations or warranties in this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

        8.2 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (which is confirmed) or sent by overnight courier (providing proof of delivery), to the parties at the following address:

               (a)    If to Parent or Merger Sub:

                             American International Group, Inc.
                             70 Pine Street
                             New York, New York
                             Attention: Ernest Patrikis, Esq.
                             Facsimile: 212-425-2175

                             With a concurrent copy (which shall
                             not serve as notice to the Parent) to:

                             Sullivan & Cromwell
                             125 Broad Street
                             New York, New York 10004
                             Attention:   Michael M. Wiseman
                                          Stephen M. Kotran
                             Facsimile: 212-558-3588

               (b)     If to Company:
                             HSB Group, Inc.
                             P.O. Box 5024
                             One State Street
                             Hartford, CT 06102-5024
                             Attention: Robert Walker, Esq.
                             Facsimile: 860-722-5710

                             With a concurrent copy (which shall
                             not serve as notice to the Company) to:

                             Skadden, Arps, Slate, Meagher & Flom LLP
                             Four Times Square
                             New York, New York 10036
                             Attention: Thomas H. Kennedy
                             Facsimile: 917-777-2526

               Any party may, by notice given in accordance with this Section
8.2 to the other parties, designate another address or person for receipt of notices hereunder; provided that notice of such a change shall be effective upon receipt.

        8.3 Entire Agreement. This Agreement, the Company Disclosure Letter, the Stock Option Agreement, together with the other agreements contemplated hereby, and the Exhibits and the Schedules hereto, contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, written or oral, with respect thereto; provided, however, that the Confidentiality Agreement shall remain in full force and effect in accordance with its terms except as contemplated by Section 5.1. Without limiting the foregoing, the parties agree that this Agreement, the other agreements contemplated hereby and the Schedules and Exhibits hereto shall be kept confidential to the extent required by and in accordance with the Confidentiality Agreement.

        8.4 Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by each of the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

        8.5 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF; PROVIDED, HOWEVER, THAT THE CORPORATION AND INSURANCE LAWS OF THE STATES OF CONNECTICUT AND DELAWARE AND OTHER APPLICABLE STATES SHALL GOVERN AS APPLICABLE.

        8.6 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT OR THE STOCK OPTION AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE STOCK OPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.6.



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



        8.7 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns and legal representatives. Neither this Agreement or the other agreements contemplated hereby, nor any of the rights, interests or obligations hereunder or thereunder, may be assigned, in whole or in part, by operation of law or otherwise by any party hereto without the prior written consent of the other parties hereto and any such assignment that is not consented to shall be null and void; provided, however, that Parent may transfer and assign, by written notice to the Company, the rights and obligations of Merger Sub hereunder to another wholly owned direct or indirect subsidiary of Parent.

        8.8    Interpretation.

               (a) The parties acknowledge and agree that they may pursue judicial remedies at law or equity in the event of a dispute with respect to the interpretation or construction of this Agreement. In the event that an alternative dispute resolution procedure is provided for in any other agreement contemplated hereby, and there is a dispute with respect to the construction or interpretation of such agreement, the dispute resolution procedure provided for in such agreement shall be the procedure that shall apply with respect to the resolution of such dispute.

               (b) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit or Schedule, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. For purposes of this Agreement, the words "hereof," "herein," "hereby" and other words of similar import refer to this Agreement as a whole unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

               (c) No provision of this Agreement will be interpreted in favor of, or against, either party hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

        8.9 No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and, except for rights of Indemnified Parties as set forth in Section 5.13, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

        8.10 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

        8.11 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, Parent and Company direct that such court interpret and apply the remainder of this Agreement in the manner that it determines most closely effectuates their intent in entering into this Agreement, and in doing so particularly take into account the relative importance of the term, provision, covenant or restriction being held invalid, void or unenforceable. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its respective duly authorized officers, all as of the date first above written.

                             AMERICAN INTERNATIONAL GROUP, INC.


                             By:    /s/ Edward E. Matthews
                                    ----------------------------
                                    Name: Edward E. Matthews
                                    Title: Vice Chairman-Investments
                                           and Financial Services

                             ENGINE ACQUISITION CORPORATION


                             By:    /s/ Louis F. Zearo
                                    ----------------------------
                                    Name: Louis F. Zearo
                                    Title: President



                             HSB GROUP, INC.


                             By:    /s/ Robert C. Walker
                                    ----------------------------
                                    Name: Robert C. Walker
                                    Title: Senior Vice President and
                                           General Counsel

                                                                 EXHIBIT 6.3(i)



1.      Saul L. Basch
2.      Michael L. Downs
3.      John J. Kelley
4.      William A. Kerr
5.      R. Kevin Price
6.      William Stockdale
7.      Robert C. Walker
8.      Nathaniel Brinn
9.      James C. Rowan, Jr.
10.     Richard W. Gibbons
11.     Roberta A. O'Brien
12.     James E. Sutherlin
13.     Theodore Kmiecik

                                                                   ANNEX 6.3(i)


                          FORM OF EMPLOYMENT AGREEMENT


        AGREEMENT by and between HSB Group, Inc., a Connecticut corporation having its principal executive offices in Hartford, Connecticut, (the "Company") Engine Acquisition Corporation, a Delaware corporation ("Merger Sub") and __________________ (the "Executive") dated as of the _____ day of August, 2000

               The Company, Merger Sub and American International Group, Inc., a [Delaware] corporation ("AIG") have determined that it is in the best interests of their respective shareholders to assure that the Company will have the continued dedication of the Executive pending the merger of the Company and Merger Sub, (the "Merger") pursuant to the Agreement and Plan of Merger between AIG, Merger Sub and the Company dated as of August 17, 2000 (the "Merger Agreement") and to provide the successor entity after the Merger with continuity of management. Therefore, in order to accomplish these objectives, the Executive, Merger Sub and the Company desire to enter into this Agreement.

               NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. EFFECTIVE DATE. The "Effective Date" shall mean the effective date of the Merger, provided the Executive is employed by the Company on that date. As of the date hereof, the prior [Employment/Severance Agreement effective _____________, as amended] ("Former Employment Agreement") between the Executive and the Company shall terminate and become null and void, provided that upon any termination of the transactions contemplated by the Merger Agreement, this sentence will be inapplicable and, provided, further, that if Executive is not employed by Merger Sub immediately after the Effective Date, this sentence will be inapplicable.

2. EMPLOYMENT PERIOD. The Company hereby agrees to continue to employ the Executive for the period commencing on the Effective Date and ending on the fourth anniversary of such date (the "Employment Period"), and the Executive hereby agrees to continue in the employ of the Company subject to the terms and conditions of this Agreement.

3.             TERMS OF EMPLOYMENT.

a.             Position and Duties.

        i. During the Employment Period, the Executive shall serve Merger Sub in the same capacity he is currently serving the Company with the appropriate authority, duties and responsibilities attendant to such position and in such other comparable positions as the board of Merger Sub (the "Board") may reasonably request. Any references to Merger Sub herein shall include reference to any successor thereto.

        ii. During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially all of his attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve, with prior approval of the Board, on corporate, civic or charitable boards or committees and (B) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement.

b.             Compensation.

        i. Annual Base Salary. During the Employment Period, the Executive shall receive an annual base salary ("Annual Base Salary") of at least $_________. Such Annual Base Salary shall be subject to periodic review by the Board for increases in its sole discretion.

        ii. Annual Bonus.During the Employment Period, the Executive shall be paid an annual cash bonus in accordance with Merger Sub's performance based bonus program ("Annual Bonus"); provided, however, that the bonus award for 2001 as a percentage of Annual Base Salary and the corresponding taret levels shall be those utilized in the annual incentive plan that was applicable to the Executive for the year 200l and the applicable performance targets shall be based on a formula relating to the operating plan similiar to the one established for 2000 as agreed between Richard H. Booth and the Board. The Annual Bonus shall be paid in accordance with Merger Sub's customary practices.

                      (iii) Retenetion Execution Bonus. If the Executive is employed with Merger Sub on the first anniversary of the Effective Date, the Executive shall be paid a retention bonus equal to the Annual Base Salary (the "Retention Bonus"). The Retention Bonus shall be paid within one month of such anniversary.

                      (iv) Other Employee Benefit Plans. During the Employment Period, except as otherwise expressly provided herein, the Executive shall be eligible to participate in all employee benefit, welfare and other plans, practices, policies and programs and fringe benefits (including, without limitation, stock options and other equity based compensation plans) of Merger Sub (collectively, "Employee Benefit Plans") on a basis no less favorable than that provided to other senior executive officers of the Company and other similarly situated executives of other AIG subsidiaries; provided, however, that nothing shall require Executive's participation in any Employee Benefit Plans in which the participation of any individual employee is discretionary. Executive's prior service with the Company shall be taken into account for all purposes except benefit accruals.

4.             TERMINATION OF EMPLOYMENT.

        a. Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. If Merger Sub determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 11(b) of this Agreement of its intention to terminate the Executive's employment. In such event, the Executive's employment with Merger Sub shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" shall mean the absence of the Executive from the Executive's duties with Merger Sub on a full-time basis for 180 business days during any consecutive twelve month period as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by Merger Sub or its insurers and acceptable to the Executive or the Executive's legal representative.

   b.            Cause.  Merger Sub may terminate the Executive's
               employment during the Employment Period for Cause. For purposes of this Agreement, "Cause" shall mean:

               i.             the engaging by the Executive in gross misconduct
                      which is materially and demonstrably injurious to Merger Sub or illegal conduct,

               ii.            the conviction of a felony or guilty or nolo
                      contendere plea to a felony by the Executive, or

               iii.           the continued failure by the Executive to
                      substantially perform the Executive's duties with Merger Sub after written demand for substantial performance is delivered to the Executive by the Board, which demand states a reasonable period of time within which the Executive must correct such failure.

Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer (while the Executive does not serve as such) or based upon the advice of counsel for Merger Sub shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of Merger Sub and shall under no circumstances constitute misconduct. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than 75% of the entire membership of the Board (excluding the Executive) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i),
(ii) or (iii) above, and specifying the particulars thereof in detail.

        c. Good Reason. The Executive's employment may be terminated by the Executive for Good Reason. For purposes of this Agreement, "Good Reason" shall mean in the absence of a written consent of the Executive:

               i.            the assignment to the Executive of any duties
                      materially inconsistent with the Executive's position, authority, duties or responsibilities as contemplated by this Agreement, or any other action by Merger Sub which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an action not taken in bad faith and which is remedied by Merger Sub promptly after receipt of notice thereof given by the Executive and further excluding for this purpose the fact that Merger Sub will be a non-publicly traded subsidiary of AIG after the Effective Date;

               ii.           any failure by Merger Sub to comply with the
                      provisions of Section 3 (b) of this Agreement, other than a failure not occurring in bad faith and which is remedied by Merger Sub promptly after receipt of notice thereof given by the Executive;

               iii.          any purported termination by Merger Sub of the
                      Executive's employment otherwise than as expressly permitted by this Agreement;

               iv.           any failure by Merger Sub to comply with and
                      satisfy Section 10(c) of this Agreement; or

                             (v) any requirement that the Executive (A) be based anywhere more than fifty (50) miles from the office where the Executive is currently located or (B) travel on Company business to an extent substantially greater than the Executive's current travel obligations.

        d. Notice of Termination. Any termination by Merger Sub or by the Executive shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon,
               (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or Merger Sub to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or Merger Sub, respectively, hereunder or preclude the Executive or Merger Sub, respectively, from asserting such fact or circumstance in enforcing the Executive's or Merger Sub's rights hereunder.

        e. Date of Termination. "Date of Termination" means if the Executive's employment is terminated by Merger Sub other than for

               Disability, or by the Executive, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, and if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

5.             OBLIGATIONS OF THE COMPANY UPON TERMINATION.

        a. Any Reason. If, during the Employment Period, the Executive's employment is terminated for any reason, Merger Sub shall (i) pay to the Executive the Executive's Annual Base Salary through the Date of Termination to the extent not theretofore paid and any other bonus payments for a prior bonus year that have been earned but not yet paid and (ii) to the extent not theretofore paid or provided, pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of Merger Sub and its affiliated companies through the Date of Termination and Executive's other normal post- termination compensation and benefits (including payments under retirement and retiree medical programs), if any, as such payments become due.(1) The payments and benefits provided under Sections 5 (b),
               (c), (d) and (e) below are in addition to the payments required under this Section 5(a).

               (b) Good Reason; Other Than for Cause. If, during the Employment Period, Merger Sub shall terminate the Executive's employment other than for Cause, or the Executive shall terminate employment for Good Reason:

                      (i) Merger Sub shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination an amount equal to the product of (x) the sum of the Executive's Annual Base Salary and the average Annual Bonus paid to the Executive (including as paid for this purpose any


------------
        (1) Add the following for RHB only: provided that, for purposes of any retiree medical benefits insurance program then in effect, Executive shall be deemed to have satisfied any years of service and retirement status requirements as of the Date of Termination in order to be eligible to receive benefits under such program, which benefits shall commence immediately following the Date of Termination or, if applicable, the expiration of the period of benefit continua tion pursuant to Section 5(b)(ii). In addition, notwithstanding the fact that the Severance Agreement between Executive and the Company dated November 29, 1999, as amended, has been terminated, Executive shall be entitled to receive from Merger Sub the benefits set forth in Section
5.5 of such Sever ance Agreement as if such Severance Agreement were still in effect.

        compensation earned but deferred, whether or not at the election of the Executive and whether or not vested) for the three years prior to the Date of Termination (the "Average Annual Bonus") and (y) 3.0 (if the Date of Termination is on or before the second anniversary of the Effective Date), 2.0 (if the Date of Termination is after the second anniversary but on or before the third anniversary of the Effective
        Date) or 1.0 (if the Date of Termination is after the third anniversary but on or before the fourth anniversary of the Effective Date), provided that any such amount shall be decreased by the amount of any Retention Bonus paid to the Executive.

                             (ii) for the remainder of the Employment Period, Merger Sub shall continue to provide insurance, medical, dental and other welfare benefits to the Executive, his spouse and eligible dependents on the same basis as such benefits are then currently provided to its employees ("Welfare Benefits"); provided that any payments received with respect to such Welfare Benefits shall be secondary to any payments made pursuant to other coverage obtained by the Executive.(2)


6. NON-EXCLUSIVITY OF RIGHTS. Except as specifically provided and subject to Section 11, nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor, subject to Section 11(f), shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement; provided that the Executive shall not be eligible for severance benefits under any other program or policy of the Company.

7. NO MITIGATION. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this

----------------
        (2) Add the following for RHB only: (c)         Death. If, during the
Employment Period, the Executive shall terminate employment due to death, notwith standing the fact that the Severance Agreement between Executive and the Company dated November 29, 1999, as amended, has been terminated, Executive's spouse shall be entitled to receive from Merger Sub the benefits set forth in Section 5.6 of such Severance Agreement as if such Severance Agreement were still in effect.

        Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay, to the fullest extent permitted, all reasonable legal fees and expenses which the Executive may reasonably incur as a result of any contest pursued or defended against in good faith by the Executive regarding the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement). Such payments shall be made within 10 business days of the delivery of Executive's written request for payment accompanied by such evidence of the fees and expenses incurred by Executive as Merger Sub may reasonably request.

8.             CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY.

        a. Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by Merger Sub to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 8) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income and employment taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

        b. Subject to the provisions of Section 8(c), all determinations required to be made under this Section 8, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Merger Sub's independent auditors or such other certified public accounting firm reasonably acceptable to the Executive as may be designated by Merger Sub (the "Accounting Firm") which shall provide detailed supporting calculations both to Merger Sub and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by Merger Sub. All fees and expenses of the Accounting Firm shall be borne solely by Merger Sub. Any Gross-Up Payment, as determined pursuant to this
               Section 8, shall be paid by Merger Sub to the Executive within five days of the later of (i) the due date for the payment of any Excise Tax, and (ii) the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon Merger Sub and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by Merger Sub should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that Merger Sub exhausts its remedies pursuant to Section 8(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Merger Sub to or for the benefit of the Executive.

        c. The Executive shall notify Merger Sub in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Merger Sub of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprize Merger Sub of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to Merger Sub (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Merger Sub notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

               i.            give Merger Sub any information reasonably
                      requested by Merger Sub relating to such claim,

               ii.           take such action in connection with contesting
                      such claim as Merger Sub shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Merger Sub,

               iii.          cooperate with Merger Sub in good faith in order
                      effectively to contest such claim, and

               iv.           permit Merger Sub to participate in any
                      proceedings relating to such claim;

provided, however, that Merger Sub shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income or employment tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 8(c), Merger Sub shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Merger Sub shall determine; provided, however, that if Merger Sub directs the Executive to pay such claim and sue for a refund, Merger Sub shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Merger Sub's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.


        d. If, after the receipt by the Executive of an amount advanced by Merger Sub pursuant to Section 8(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall promptly pay to Merger Sub the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by Merger Sub pursuant to
               Section 8(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and Merger Sub does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

               9.            COVENANTS NOT TO SOLICIT COMPANY EMPLOYEES;
                             CONFIDENTIAL INFORMATION.

        a. During the term of this Agreement and for a period of one year after the Date of Termination by the Company or the Executive for any reason, the Executive further agrees that the Executive shall not, in any manner, directly or indirectly, solicit any person who is an employee of the Company to apply for or accept employment with any competing business. The term "solicit" as used in this Agreement means any communication of any kind whatsoever, regardless of by whom initiated, inviting, encouraging or requesting any person or entity to take or refrain from taking any action.

        b. Executive agrees that, during the term of this Agreement and at all times thereafter, he shall continue to hold in a fiduciary capacity for the benefit of the Company, all secret or confidential information, knowledge or data relating to the Company and any other business or entity in which, at any relevant time, the Company holds an equity (voting or non-voting) interest equal to or greater than 10% (an "Affiliate") that shall have been obtained by Executive during his employment by or affiliation with the Company or its Affiliates, and that shall not be public knowledge other than by acts of Executive and his representative ("Confidential Material"). Executive shall not, without the prior written consent of the [Chief Executive Officer] of the Company, communicate or divulge any Confidential Material to anyone other than the Company and those designated by it.

        c. Executive acknowledges that any material violation of the foregoing covenants in Section 9 could cause the Company irreparable harm and he agrees that the Company shall be entitled to injunctive relief restraining Executive from actual or threatened breach of such covenants, and that if a bond is required to be posted in order for the Company to secure such relief, said bond need only be in a nominal amount. Subject to
               Section 9(d) below, the right of the Company to seek injunctive relief shall be in addition to any other remedies available to the Company with respect to an alleged or threatened breach.

        d. Nothing in Section 9 hereof shall be construed to adversely affect the rights that the Company would possess in the absence of the provisions of such sections.

        e. The provision by the Company of the compensation and benefits described under this agreement, as applicable, hereunder are conditioned upon Executive's compliance with the terms described under this Agreement and the execution, non-revocation and honoring of a release of claims and covenant not to sue in favor of the Company, which release shall be in the form generally used by the Company for such purposes.

        f. The terms and provisions of this Section 9 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected. The parties hereto acknowledge that the potential restrictions on the Executive's future employment imposed by this Section 9 are reasonable in both duration and geographic scope and in all other respects. If for any reason any court of competent jurisdiction shall find any provisions of this Section 9 unreasonable in duration or geographic scope or otherwise, the Executive and the Company agree that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.

        g. The parties acknowledge that this Agreement would not have been entered into and the benefits described in Sections 3 or 5 would not have been promised in the absence of the Executive's promises under this Section 9.

                      (h) Use of the term Company in this Section 9 shall also include Merger Sub, AIG and their subsidiaries.

10.            SUCCESSORS.

        a. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

        b. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

        c. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this

               Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid.

11.            MISCELLANEOUS.

        a. This Agreement shall be governed by and construed inaccordance with the laws of the State of New York, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

        b. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                      If to the Executive, at the address written below Executive's name on the signature page of this Agreement

                      If to the Company:

                      American International Group, Inc.
                      [-]
                      [-]

                      Telecopy Number:
                      Attention:

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

               c.            The invalidity or unenforceability of any
                      provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

               d.            The Company may withhold from any amounts payable
                      under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

               e.            The Executive's or the Company's failure to insist
                      upon strict compliance with any provision of this Agreement

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




                      or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 4(c)(i)-(iv) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

               f.            From and after the Effective Date this Agreement
                      shall supersede any other employment agreement between the parties with respect to the subject matter hereof.

               IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.


                                        -------------------------------------
                                        Name
                                        -------------------------------------
                                        -------------------------------------
                                        -------------------------------------
                                        (Address)

                                        HSB GROUP, INC.

                                        By
                                        -------------------------------------
                                        Title:

                                        MERGER SUB, INC.

                                        By
                                        -------------------------------------
                                        Title:





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